UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.    )

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Petco Health and Wellness Company, Inc.
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petco

THE HEALTH +
WELLNESS CO.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS AND 2023 PROXY STATEMENT

Petco Health and Wellness Company, Inc.

10850 Via Frontera

San Diego, CA 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 22, 2023

12:00 p.m. Pacific Time

www.virtualshareholdermeeting.com/WOOF2023

To Our Stockholders: We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Petco Health and Wellness Company, Inc. (“Petco” or, the “Company”) on Thursday, June 22, 2023 at 12:00 p.m., Pacific Time online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2023 (the “Annual Meeting”) for the following purposes:

1.

To elect the three director nominees named in the proxy statement as Class III directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement, or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2);

3.	To approve the First Amendment to the Company’s 2021 Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance under the plan (Proposal 3);

4.	To approve the Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law (Proposal 4);

5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024 (Proposal 5); and

6.	To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to hold the Annual Meeting virtually. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications, and allows the participants to attend the Annual Meeting safely and conveniently from any location at no additional cost.

Stockholders of record as of the close of business on April 25, 2023 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of Class A common stock are entitled to vote on all matters listed above. Holders of Class B-1 common stock are entitled to vote on all matters listed above except for Proposal 1, the election of the three director nominees named in the proxy statement as Class III directors of the Company. Holders of Class B-2 common stock are entitled to vote only on Proposal 1, the election of the three director nominees named in the proxy statement as Class III directors of the Company.

As permitted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery of our proxy materials on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our 2022 Annual Report, and a form of proxy card or voting instruction card (together, the “proxy materials”). This distribution process is more resource- and cost-efficient. The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of the proxy materials. If you elect to receive a paper copy, the proxy materials will be mailed to you. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about May 12, 2023.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/WOOF2023. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/WOOF2023. You will also be able to vote your shares electronically at the Annual Meeting.

To attend the Annual Meeting, vote, submit questions, or view the list of registered stockholders during the Annual Meeting, stockholders of record will be required to visit the meeting website listed above and log in using their 16-digit control number included on their proxy card or Notice. Beneficial owners should review the proxy materials and their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting. Specifically, if you are a beneficial owner and your voting instruction form or the Notice does not indicate that you may vote the shares through the http://www.proxyvote.com website, you should contact your bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” (which will contain a 16-digit control number that will allow you to attend, participate in, or vote at the Annual Meeting). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 11:30 a.m. Pacific Time on Thursday, June 22, 2023. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, a technical assistance phone number will be made available on the virtual meeting registration page approximately 15 minutes prior to the start of the Annual Meeting.

Your vote is important. Regardless of whether or not you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, as indicated on your proxy card or voting instruction form, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy, or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend online.

By Order of the Board of Directors,

Ilene Eskenazi

Chief Legal and Human Resources Officer and Secretary

San Diego, California

May 12, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2023

The Notice, proxy statement, and the Company’s 2022 Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Stockholders for the fiscal year ended January 28, 2023 carefully before voting.

Meeting Information

Date:	Thursday, June 22, 2023
Time:	12:00 p.m. Pacific Time
Virtual Meeting:	www.virtualshareholdermeeting.com/WOOF2023
Record Date:	April 25, 2023

How to Vote

Your vote is important. You may vote your shares in advance of the Annual Meeting via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. Please refer to the section “If I am a stockholder of record of the Company’s shares, how do I vote?” on page 67 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote electronically during the Annual Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL
To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.virtualshareholdermeeting.com/WOOF2023. You will need the control number printed on your notice, proxy card or voting instruction form.	Dial toll-free (1-800-690-6903) in accordance with instructions on you proxy card or the telephone number on your voting instruction form in accordance with instructions on the form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

We first began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials, and made our proxy materials available, on or about May 12, 2023.

Proposals
PROPOSAL #1

To elect the three director nominees named in the proxy statement as Class III directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1).

✓OurBoard unanimously recommends that you vote “FOR ALL” of the director nominees.

Directors

PROPOSAL #2

To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2).

✓ Our Board unanimously recommends that you vote “FOR” approval, on a non-binding, advisory basis, of the 2022 compensation of our named executive officers.

Say-On-Pay

PROPOSAL #3

To approve the First Amendment to the Company’s 2021 Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance under the plan (Proposal 3).

✓ Our Board unanimously recommends that you vote “FOR” approval of the Amendment to the Company’s 2021 Equity Incentive Plan to increase the number of authorized shares of Class A Common Stock.

Equity Incentive Plan Amendment

PROPOSAL #4

To approve the Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to limit liability of certain officers as permitted by Delaware law (Proposal 4).

✓ Our Board unanimously recommends that you vote “FOR” approval of the Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law.

Certificate of Incorporation Amendment

PROPOSAL #5

To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024 (Proposal 5).

✓ Our Board unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023.

Auditor Ratification

Board Qualifications

Strategic Planning/Strategy Development			11

Retail Experience			11

Senior Executive Leadership		9

Accounting/Financial Reporting		9

Public Company Experience			11

Human Capital Management	6

Board Tenure, Age, and Diversity

Fiscal 2022 Performance Highlights

NET REVENUE	RECURRING CUSTOMER REVENUE
$6.04B +4% YoY	+$1.0B

PET CARE CENTERS (U.S. and Puerto Rico)	TOTAL ACTIVE CUSTOMERS[1]
1,430 at Fiscal Year End	25.1M

[1]

Total Active Customers is the total number of customers trackable by certain personal information that have made at least one transaction with us during the prior 12-month period. It reflects the inflow of new customers as well as the outflow of customers who have not made a transaction during the prior 12-month period. Previously, Total Active Customers included Pals members whose transactions were tracked by member numbers only as opposed to other personal information. Currently, only Vital Care Core member accounts with certain personal information are counted.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY	5
Sustainability Overview	5
Sustainability Governance	6
Petco Love	6
Human Capital	6
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8
Status as a Controlled Company	8
Composition of the Board of Directors	8
Director Independence	16
Board Leadership Structure	16
Executive Sessions	17
Director Nominations	17
Procedures for Recommending Individuals to Serve as Directors	17
Board Qualifications and Diversity	18
Committees of our Board of Directors	19
Strategy and Risk Oversight	21
Stockholder Engagement	21
Communications with Directors	21
Code of Business Conduct and Ethics	21
Corporate Governance Guidelines	22
Fiscal Year 2022 Director Compensation	22
PROPOSAL 1—ELECTION OF DIRECTORS	23
INFORMATION REGARDING OUR EXECUTIVE OFFICERS	24
EXECUTIVE COMPENSATION	26
Compensation Discussion and Analysis	26
Compensation Committee Report	34
Executive Compensation Tables	34
PROPOSAL 2—NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	50
PROPOSAL 3—APPROVAL OF FIRST AMENDMENT TO THE COMPANY’S 2021 EQUITY INCENTIVE PLAN	51
Best Practices Under the Amended Plan	52
Summary of the Amended Plan	53
Federal Income Tax Consequences	55
New Plan Benefits	56
Awards Granted Under the 2021 Plan	56
PROPOSAL 4—APPROVAL OF AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY DELAWARE LAW	57
Purpose and Effect of the Proposed Amendment	57
Effectiveness and Vote Required	57
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
Principal Accountant Fees and Services	58
Pre-Approval of Audit and Non-Audit Services Policy	58
AUDIT COMMITTEE REPORT	59
PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	60
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	61
Procedures for Review, Approval, and Ratification of Related Person Transactions	61
Related Person Transactions	61
BENEFICIAL OWNERSHIP OF SECURITIES	63
DELINQUENT SECTION 16(a) REPORTS	65
QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING	66
OTHER MATTERS	70
Other Business	70
Submission of Stockholder Proposals for the 2024 Annual Meeting	70
Householding Information	70
Where You Can Find More Information	70
Appendix A	A-1
Appendix B	B-1

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical fact, including statements regarding our social, environmental, and other sustainability plans and goals. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our U.S. Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation, or other competent legal authority. Forward-looking and other statements in this document may also address our progress, plans, and goals with respect to social and sustainability initiatives, and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in our filings with the U.S. Securities and Exchange Commission. Such plans and goals may change, and statements regarding such plans and goals are not guarantees or promises that they will be met. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Our commitment to improving the lives of pets, pet parents, and our own Petco partners is making a tangible impact, a key ingredient in what we call our purpose-driven performance. At Petco, we are dedicated to investing in and meeting the pet welfare needs of every community where our pet care centers are located. Relatedly, we believe that environmental sustainability is fundamental to the future health and wellness of pets, pet parents, and our own Petco partners.

Sustainability Overview

We are committed to being a positive contributor to the planet we share, now and in the future. Over the last three years, we’ve closely examined social responsibility and sustainability efforts across our business – from pet care, product development and sourcing, to packaging, labeling, delivery, and beyond. To help us prioritize key areas of focus and drive our sustainability approach, in 2020 we conducted a materiality* identification process and analysis from an environmental, social, and governance (“ESG”) perspective. We engaged a third party to support a rigorous materiality assessment, engaging key stakeholders’ input on ESG topics that are key to Petco’s business. These included external stakeholders (such as suppliers, industry trade groups, non-governmental organizations, and animal welfare experts), internal stakeholders across the business, and a consumer survey that generated more than 900 responses.

Based on this review, we developed our sustainability platform: a strategic plan to set the standard in responsible pet care, help people thrive, and preserve the health of our planet. These efforts culminated in the publication of our first Sustainability Report in June 2021, followed by hosting our first Sustainable Product Vendor Summit in September 2021, which welcomed 37 current and prospective vendors who submitted 480 qualified products across 269 brands. And in January 2022, we engaged a third party to conduct a company-wide assessment across a range of ESG metrics to assist with building a focused short- to mid-term framework of ESG initiatives for us to undertake. We are excited to share more details regarding those initiatives in our upcoming 2022 Sustainability Report, and are proud of our other achievements and recognition thus far, which include:

Petco’s Progress

•	Ranking in the top 12% in the Retailing industry in the S&P Global CSA (Dow Jones Sustainability Index assessment) as of December 16, 2022.

•	Being recognized in Newsweek’s “America’s Most Responsible Companies 2023”.

•	Launching an ESG dashboard that measures Key Sustainability Performance Indicators quarterly.

Setting the Standard in Responsible Pet Care

•	Becoming the first pet retailer in history to be awarded the American Humane Certified™ Seal of Approval.

•	Becoming the first major pet retailer to stop selling human or bark-activated shock collars.
•	Removing traditional rawhide options from our shelves in favor of safe and highly digestible alternatives.

•	Sourcing more than 92% of the aquatic life sold at our pet care centers from aquaculture, including freshwater fish and coral.

Helping People Thrive

•	Increasing every non-trainee partner’s base wage to at least $15 an hour. This change, along with other adjustments, resulted in approximately 15% average wage increases for our pet care center partners in fiscal 2022.

•	Keeping healthcare benefit premiums flat since 2020, and announcing investments in fertility care, adoption, medical travel, and mental health benefits in fiscal 2022.

•	Expanding our partner resource groups which, in partnership with our Diversity, Equity, and Inclusion (“DEI”) team, facilitate engagement activities to increase cultural competencies, educate partners on issues facing affinity group members, and deepen our workplace connections. Today, we have 7 partner resource groups: Ability at Petco; Black at Petco; LGBTQ+ at Petco; Pan Asian American at Petco; Petcontigo (Latinx) at Petco; Military and Veterans at Petco; and Women at Petco.

•	Providing more than 400,000 hours of training across our pet care center partners in fiscal 2022.

•	Maintaining the Petco Partner Assistance Fund, which has provided over $2 million in financial support to nearly 2,000 Petco partners who suffered a hardship, including those related to COVID-19, severe weather events, and natural disasters.

Preserving the Health of Our Planet

•	Decreasing our energy intensity per unit of revenue by 4.3% in fiscal 2022 compared to fiscal 2021, and by 28.7% compared to fiscal 2018.

•	Producing approximately 780 MWh of electricity annually through solar panels for our national support center in San Diego.

•	Eliminating more than 6 million single-use plastic polybags within our owned brand supply chain.

•	Removing nearly 1,300 pounds of trash from entering our waterways through company-wide community cleanup events.

•	Printing 95% of our signage in Pet Care Centers on more sustainable materials.

As we continue to develop our ESG program and execute our ESG initiatives, we will strive to continue to lead the industry in making a difference for the world and all those in it, and we look forward to sharing future updates on our progress and execution against our goals.

* Inclusion of information herein or in our Sustainability Report, or identifying it as material for purposes of such report or assessing our ESG initiatives, should not be construed as a characterization of the materiality or financial impact of that information with respect to Petco or for purposes of any SEC filings of Petco. For cautionary information and forward-looking statements regarding our sustainability efforts and other ESG information, see page 4 of this proxy statement.

Sustainability Governance

We are both propelled by, and held accountable for, our sustainability efforts by our board of directors (our “board” or, our “board of directors”) as well as our Chairman and Chief Executive Officer (“CEO”), who believe in the importance of sustainability for the long-term success of our business. Our board oversees ESG issues through its nominating and corporate governance committee, which reviews and provides guidance on our sustainability efforts, progress, initiatives, and priorities.

Our Vice President of Sustainability leads our efforts to implement our ESG strategy on a day-to-day basis, identifying and aligning resources and priorities, facilitating internal collaboration, and driving our performance. The role reports to our Chief Strategy Officer, reflecting our commitment to place sustainability firmly within our corporate strategy.

Our leaders view sustainability not as a separate stream of activity to our main business, but as integrated into our identity and operations. To support that integration, we have two groups of key internal stakeholders to help provide insight from across the business, support strategic alignment, champion initiatives, and help to embed them:

•	Our Sustainability Executive Steering Committee includes 13 executive-level sustainability champions, including our CEO, who oversee important aspects of our business – such as products, services, pet care centers, e-commerce, and supply chain. In addition to helping develop our strategy, their involvement supports the integration of sustainability considerations and initiatives throughout the business.

•	Our Sustainability Task Force includes key representatives and subject matter experts from core business areas. They drive the implementation of our initiatives both within their departments and cross-functionally and discuss ideas for improvement and innovation.

Petco Love

Petco Love, formerly the Petco Foundation, is a nonprofit organization changing lives by making communities and pet families healthier, stronger, and closer. It is a separately incorporated 501(c)(3) nonprofit organization supported both by contributions from us and contributions from Petco customers and community partners. Since its founding in 1999, Petco Love has inspired and empowered animal welfare organizations to make a difference, investing more than $346 million in adoption and medical care programs, spay/neuter services, pet cancer research, service and therapy animals, and numerous other lifesaving initiatives. Through the Think Adoption First program, Petco Love partners with our pet care centers and animal welfare organizations across the country to increase pet adoptions, helping nearly 7 million pets to date find their new loving families.

In April 2021, Petco Love launched Petco Love Lost, a searchable database that uses facial recognition technology to help reunite lost pets with their families should they ever go missing. To date, nearly 2,500 animal welfare organizations and pet industry partners across the U.S. have adopted the platform, and Petco Love Lost has helped return over 17,000 pets to their loving homes.

Launched in August 2021, Petco Love’s Vaccinated and Loved initiative marked a significant milestone when it reached its one millionth free pet vaccine distribution in September 2022, and subsequently committed to distributing another one million free pet vaccines. Since that milestone, Petco Love has distributed an additional 430,000 free pet vaccines to its partners, bringing the total number of free pet vaccines distributed as part of its Vaccinated and Loved initiative to more than 1.4 million to date. Distributing these much-needed vaccinations in under-resourced communities is something Petco Love believes gives all pets the best chance to live long and healthy lives.

Human Capital

Our Partners

Our employees, who we call our Petco partners, are our most significant assets, and are critical to the delivery of our transformation and our continued progress. We have built an open culture where great people have the opportunity to flourish. We empower our partners to deliver on our mission of improving lives to guide our customer offerings, serve our customers, and grow within our organization. We encourage candid feedback, a broad range of opinions, innovative thinking, and, importantly, people who have a real passion for pets.

We strive to make Petco a diverse and inclusive workplace and to provide opportunities for our partners to grow and develop in their careers. We offer competitive compensation and benefits programs, as well as a range of health and wellness offerings, to help meet the needs of our partners and their families. In addition to base cash compensation, we offer our partners a mix of annual bonuses, restricted stock units, various incentive plans, an Employee Stock Purchase Plan, a 401(k) Plan with company match, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and a range of employee assistance programs. Partners have experienced no increase in their healthcare benefit premiums since 2020, and investments in fertility care, adoption, medical travel, and mental health benefits were announced in 2022. In addition, we offer a range of webinars, trainings, and subscriptions to support our partners’ total wellbeing. Finally, in 2022, we announced that every non-trainee partner at Petco will be paid a base wage of at least $15 an hour. This change, along with other adjustments, resulted in approximately 15% average wage increases for our pet care center partners.

We also invest significant resources to attract, develop, and retain top talent. In recent years, we have streamlined methods for setting executional priorities, provided comprehensive sales training, and developed store-level sales and marketing capabilities. In fiscal 2022, we are proud to have provided more than 400,000 hours of training across our pet care center partners. In addition, nearly 50% of open General Manager and District General Managers positions were filled with internal promotions. In our support centers, we offer a range of development programs, including leadership essentials training for all new people leaders and an on-demand library of professional and leadership development content for use at the point of need.

Diversity, Equity, and Inclusion

Our commitment to fostering a diverse, equitable, and inclusive environment is key to our mission of improving the lives of pets, pet parents, and the Petco partners who work for us. This commitment begins at the top, where our CEO sets annual people goals related to achieving long term workforce diversity, equity, and inclusion outcomes. Progress on our people goals is tracked and reviewed regularly with our executive team and our board of directors, and serves as a component of our CEO’s compensation. We are committed to creating a culture where partners feel as if they can achieve their career goals through ongoing growth and development opportunities and fair and transparent performance management and promotion processes. So that our partners feel valued and heard, we gather and respond to our partners’ feedback, including, but not limited to, anonymous, periodic, and formal feedback, partner engagement surveys, round table sessions, and one-on-one interactions. We also have five Voice of the Partner Councils made up of approximately 75 partners across our pet care centers, distribution centers, and support centers who meet monthly and serve as an additional communication channel, helping develop action plans in response to concerns. Based on the feedback received across all channels, leaders review and create action plans in an effort to drive meaningful changes in our business. In addition, all Petco leaders participate in diversity, equity, and inclusion training aimed at building respect in the workplace.

We believe that building and supporting connections between our partners and our communities creates a more fulfilling and enjoyable workplace experience. We have continued to expand our partner resource groups, which enable partners to build connections among themselves and their communities, as well as our diversity, inclusion, and belonging programs to encourage partners to bring their “whole selves” to work. We currently have seven Partner Resource Groups that are foundational to our culture of inclusion and belonging. Our current partner-led Partner Resource Groups are: Ability at Petco; Black at Petco; LGBTQ+ at Petco; Pan Asian American at Petco; Petcontigo (Latinx) at Petco; Military and Veterans at Petco; and Women at Petco. In partnership with our Diversity, Equity, and Inclusion team, these seven groups facilitate engagement activities to increase cultural competencies, educate partners on issues facing affinity group members, and deepen our workplace connections.

Health and Safety

The health, safety, and overall well-being of our partners is a top priority. We are focused on protecting and supporting our partners, as well as the people and pets in our pet care centers and the communities we serve. The Petco Partner Assistance Fund has provided over $2 million in financial support to nearly 2,000 Petco partners who suffered a hardship, including related to COVID-19, severe weather events, and natural disasters.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our well-balanced board of directors is uniquely positioned to effectively guide our strategy and oversee our operations in the rapidly-changing retail industry and macroeconomic environment. We believe that an effective board should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives, and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations. As such, our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, to exercise sound judgment in fulfilling their oversight responsibilities, to embrace Petco’s values and culture, and to possess the highest levels of integrity.

The evaluation and selection of director nominees is a key aspect of our nominating and corporate governance committee’s regular evaluation of the composition of, and criteria for membership on, our board. Our board and the nominating and corporate governance committee also actively seek to achieve a diversity of occupational and personal backgrounds on our board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, and sexual orientation. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and other diverse candidates to include in the pool from which board nominees are chosen.

Status as a Controlled Company

We are currently indirectly controlled by certain funds (the “CVC Funds”) that are advised and/or managed by CVC Capital Partners (“CVC”) and Canada Pension Plan Investment Board, a Canadian company (together with its affiliates, “CPP Investments” and, together with the CVC Funds, our “Sponsors”). Our Sponsors primarily exercise their control through Scooby Aggregator, LP (our “Principal Stockholder”), who holds shares of our Class A and Class B-1 common stock. Holders of Class A common stock are entitled to vote on all Proposals that are being submitted to the stockholder vote at the Annual Meeting. Holders of Class B-1 common stock are similarly entitled to one vote per share on all matters that are being submitted to the stockholder vote at the Annual Meeting, except for Proposal 1, the election of the three director nominees named in this proxy statement as Class III directors of the Company. Holders of Class B-2 common stock are entitled to one vote per share only on Proposal 1, the election of the three director nominees named in this proxy statement as Class III directors of the Company. Our Class A common stock is currently listed on The Nasdaq Stock Market LLC (“Nasdaq”). There is no public trading market for our Class B-1 common stock or our Class B-2 common stock. We divided the voting rights between Class B-1 common stock and Class B-2 common stock in order to maintain CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act, which restricts CPP Investments from investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of such corporation. Each share of our Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of Class B-2 common shares to our Company. For additional details, see “Beneficial Ownership of Securities” below.

Because our Principal Stockholder controls approximately 69% of the outstanding voting power of the Company with respect to director elections, we are a “controlled company” under the Nasdaq rules. A controlled company is not required to have a majority of independent directors or form an independent compensation or nominating and corporate governance committee. However, despite our status as a controlled company, we do remain subject to rules that require us to have an audit committee composed entirely of independent directors. Accordingly, as described in further detail below, we currently have a fully independent audit committee. If at any time we cease to be a controlled company, we will take all actions necessary to comply with applicable SEC rules and regulations and Nasdaq rules, including appointing a majority of independent directors to our board and ensuring that we have a compensation committee and a nominating and corporate governance committee each composed entirely of independent directors, subject to permitted “phase-in” periods.

Composition of the Board of Directors

Our business and affairs are managed under the oversight of our board of directors. Our board consists of eleven directors, including four independent directors, and is divided into three classes of directors, each serving staggered three-year terms of office. Our board has the exclusive power to fix the number of directors in each class, subject to the terms of the stockholder’s agreement entered into with our Principal Stockholder at the time of our initial public offering (referred to as the “stockholder’s agreement”). Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, the stockholder’s agreement provides our Principal Stockholder with the right to designate a certain number of nominees for election to our board and with certain committee nomination and observer rights. Specifically, so long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) has sold, in the aggregate, (i) 50% or less of the total outstanding shares of Class A common stock and Class B-1 common stock beneficially owned (directly or indirectly) by it upon the completion of our initial public offering, it is entitled to nominate six directors, (ii) more than 50% but less than or equal to 75% of such shares, it is entitled to nominate four directors, (iii) more than 75% but less than or equal to 90% of such shares, it is entitled to nominate two directors, and (iv) more than 90% of such shares, it is not entitled to nominate any directors. If, with our Principal Stockholder’s prior written consent, the size of our board is decreased, our Principal Stockholder is entitled to designate the same number of persons for nomination and election to our board as set forth above. If, with our Principal Stockholder’s prior written consent, the size of our board is increased beyond eleven directors, our Principal Stockholder is entitled to designate a proportional number of persons for nomination and election to our board (rounded up to the nearest whole, even number). In addition, subject to any requirements, including independence requirements for committee members imposed by applicable law or by the applicable rules of any national securities exchange on which our Class A common stock may be listed or traded, our Principal Stockholder has the right to have two of its nominees appointed to serve on each committee of our board of directors for so long as our Principal Stockholder has the right to designate at least two directors for nomination and election to our board.

Pursuant to the stockholder’s agreement, our Principal Stockholder has nominated Christopher J. Stadler, Cameron Breitner, and Nishad

Chande as designees of CVC, and Jennifer Pereira, Maximilian Biagosch, and Mary Sullivan as designees of CPP Investments, to serve on our board of directors.

Our Principal Stockholder is also entitled to designate at least four non-voting observers to attend all meetings of our board and its committees as long as our Principal Stockholder has director nomination rights under the stockholder’s agreement. For additional details, please see “—Related Person Transactions—Stockholder’s Agreement” below.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NCGC

Ronald Coughlin, Jr.	56	I	2018	2024	Chairman and Chief Executive Officer (“CEO”)

Maximilian Biagosch	50	I	2018	2024	Director		M

Cameron Breitner	48	I	2016	2024	Director		C	M

Sabrina Simmons	60	I	2021	2024	Director	C*

Christy Lake	49	II	2018	2025	Director		M

R. Michael (Mike) Mohan	55	II	2021	2025	Lead Independent Director	M

Jennifer Pereira	40	II	2016	2025	Director

Christopher J. Stadler	58	II	2016	2025	Director

Gary Briggs	60	III	2018	2023	Director	M		C

Nishad Chande	48	III	2016	2023	Director

Mary Sullivan	59	III	2021	2023	Director			M
AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee						M – Member C – Chairperson
* Audit Committee Financial Expert

NOMINEES STANDING FOR ELECTION AS CLASS III DIRECTORS AT THE ANNUAL MEETING

For a three-year term expiring at the 2026 Annual Meeting of Stockholders

Gary Briggs
Board Member Since: 2018 Age: 60 Board Committees:	Gary has served as a member of our board of directors since 2018. Most recently, Mr. Briggs served as Chairman at Hawkfish, a data and technology firm, until May 2021. He currently serves on the board of directors of Etsy as well as Combe, Inc., a personal-care company, and served on the board of directors of Afterpay from January 2020 to January 2022 until it was acquired by Block, Inc. Between 2013 and 2018, Mr. Briggs served as the Chief Marketing Officer of Facebook, Inc. (now known as Meta Platforms, Inc.). Prior to joining Facebook, he served in various leadership roles at Google Inc. Before then, he held a number of marketing and general management leadership roles at eBay Inc., PayPal, Inc., PepsiCo, Inc., and IBM Corp. Earlier in his career, he was a management consultant with McKinsey and Company. He holds a bachelor’s degree from Brown University and a master’s degree from the Kellogg School of Management at Northwestern University. His extensive experience in marketing and brand management qualifies him to serve on our board of directors.

Nominating and Corporate Governance Chairperson

Audit

Nishad Chande
Board Member Since: 2016 Age: 48 Board Committees: None	Nishad has served as a member of our board of directors since 2016. He is Partner, U.S. Head of Consumer and Co-Head of Business Services at CVC, one of our Sponsors, which he joined in 2016. Prior to joining CVC, he worked at Centre Partners, a private equity firm, from 2005 to 2016, Bain & Company from 2003 to 2005, Raymond James Capital from 1999 to 2001, and Schroders from 1997 to 1999. Mr. Chande previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. Mr. Chande holds a bachelor’s degree in economics and mathematics from Dartmouth College and a master’s in business administration degree from the Wharton School at the University of Pennsylvania. His experience across multiple industries qualifies him to serve on our board of directors.

Mary Sullivan
Board Member Since: 2021 Age: 59 Board Committees:	Mary has served as a member of our board of directors since 2021. Ms. Sullivan is Senior Managing Director & Chief Talent Officer at CPP Investments, one of our Sponsors, which she joined in 2015 and where she currently is responsible for talent acquisition, organizational development, international mobility, compensation and benefits, and inclusion and diversity. Prior to joining CPP Investments, Ms. Sullivan was Senior Vice President, People at Holt, Renfrew & Co., a Canadian luxury department store chain, from 2014 to 2015, where she was responsible for the Human Resources function. From 2007 to 2014, she worked at Four Seasons Hotels and Resorts, ending her career at the firm in the role of Senior Vice President, Corporate Human Resources. She also spent seven years as a leader of the Human Resources function at IMAX Corporation, ending as Senior Vice President of Human Resources. Ms. Sullivan holds a bachelor’s degree in administrative and commercial studies from the University of Western Ontario and a master’s degree in business administration from the Rotman School of Management at the University of Toronto. Her experience in leadership roles across the retail and hospitality industries qualifies her to serve on our board of directors.

Nominating and Corporate Governance

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL

THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Ronald Coughlin, Jr. Chairman and CEO
Board Member Since: 2018 Age: 56 Board Committees: None	Ron has served as our CEO since June 2018. He was also appointed to serve as Chairman of our board of directors in January 2021 in connection with our initial public offering. Prior to that time, he served as one of our directors since June 2018. Prior to joining us, Mr. Coughlin served from 2014 to 2018 as President of the Personal Systems segment of HP Inc. (then-Hewlett-Packard Company), a $33 billion global business that offers consumer and commercial products and services. Previously, he served as Senior Vice President of Consumer PCs, Senior Vice President of LaserJet Hardware and Commercial Document Services and Solutions, and Senior Vice President of Sales, Strategy, and Marketing at HP. Prior to joining HP in 2007, Mr. Coughlin spent 13 years at PepsiCo in a range of senior executive roles, including Chief Marketing Officer of Tropicana and PepsiCo International Beverages. Mr. Coughlin earned a bachelor’s degree in international marketing from Lehigh University and a master’s degree in business administration from the Kellogg School of Management at Northwestern University. His in-depth knowledge of the issues, challenges, and opportunities facing us and his extensive operational, executive, and technology experience qualifies him to serve on our board of directors.

Maximilian Biagosch
Board Member Since: 2018 Age: 50 Board Committees:	Maximilian has served as a member of our board of directors since 2018. Mr. Biagosch is Senior Managing Director, Global Head of Real Assets & Head of Europe at CPP Investments, one of our Sponsors, which he joined in 2015. Between 2007 and 2015, Mr. Biagosch worked at Permira Advisers LLP, an international investment firm, where he was the head of Permira’s Capital Markets Group. Prior to Permira, Mr. Biagosch worked in investment banking at Deutsche Bank and at BNP Paribas. Mr. Biagosch received a Master of Laws (LLM) from Ludwig-Maximilians-Universität Munich. His experience across multiple industries and with portfolio company operational performance improvement qualifies him to serve on our board of directors.

Compensation

Cameron Breitner
Board Member Since: 2016 Age: 48 Board Committees:	Cameron has served as a member of our board of directors since 2016. He is a Managing Partner at CVC, one of our Sponsors, which he joined in 2007. He is the head of CVC’s San Francisco office and shares responsibility for overseeing CVC’s North and South American Private Equity activities. Prior to joining CVC, Mr. Breitner was a Managing Director at Centre Partners, a private equity firm, where he worked from 1998 to 2007. Prior to Centre Partners, he worked in mergers and acquisitions at Bowles Hollowell Conner & Co. Mr. Breitner also serves on the board of directors of Advantage Solutions Inc., a leading business solutions provider to consumer goods manufacturers and retailers. Mr. Breitner has previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. and many other public and private companies. Mr. Breitner received a bachelor’s degree in psychology from Duke University. His retail industry experience qualifies him to serve on our board of directors.

Compensation Chairperson

Nominating and Corporate Governance

Sabrina Simmons
Board Member Since: 2021 Age: 60 Board Committees:	Sabrina has served as a member of our board of directors since 2021. She served as Executive Vice President and Chief Financial Officer of Gap, Inc., a worldwide clothing and accessories retailer, from 2008 to 2017. Previously, Ms. Simmons also served in the following positions at Gap: Executive Vice President, Corporate Finance from 2007 to 2008; Senior Vice President, Corporate Finance and Treasurer from 2003 to 2007; and Vice President and Treasurer from 2001 to 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International plc, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co., a clothing company. Ms. Simmons also serves on the board of directors of Columbia Sportswear Company and Moloco, Inc., as well as the board of directors and audit committee of Coursera, Inc. She also served on the board of directors and audit committee of e.l.f. Beauty, Inc. from 2016 to May 2021 and Williams-Sonoma, Inc. from 2015 to June 2022. Ms. Simmons holds a bachelor’s degree in business administration from the University of California, Berkeley and a master’s degree in business administration from the Anderson School at the University of California, Los Angeles. Her public company, global retail, and financial experience qualifies her to serve on our board of directors.

Audit Chairperson

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL

THE 2025 ANNUAL MEETING OF STOCKHOLDERS

Christy Lake
Board Member Since: 2018 Age: 49 Board Committees:	Christy has served as a member of our board of directors since 2018. Since April 2020, she has served as the Chief People Officer at Twilio, a cloud communications platform. Previously, from 2018 to 2020, Ms. Lake served as Senior Vice President and Chief People Officer at Box, Inc., an internet company. Prior to Box, Ms. Lake worked at Medallia, serving as VP of People and Culture from 2016 to 2018 and VP of HRBP & HR Operations in 2016. Ms. Lake also served as Global Head of HR for HP Inc.’s Personal Systems division from 2015 to 2016 and has held additional HR positions at HP Inc. and The Home Depot, among other companies. Ms. Lake holds a bachelor’s degree in political science from the University of Connecticut. Her experience in leadership across various industries qualifies her to serve on our board of directors.

Compensation

R. Michael (Mike) Mohan
Board Member Since: 2021 Age: 55 Board Committees:	Mike has served as a member of our board of directors since March 2021, and as our Lead Independent Director since July 2021. Previously, Mr. Mohan served as President and Chief Operating Officer of Best Buy Co., Inc. from June 2019 to July 2021, where he was responsible for the operations of the company’s U.S. and International businesses. From 2004 to June 2019, he served in various leadership roles at Best Buy, overseeing services, customer experience, category management, merchandising, marketing, and supply chain functions. Prior to joining Best Buy, Mr. Mohan was Vice President and General Merchandising Manager for Good Guys. Mr. Mohan also previously worked at Future Shop in Canada from 1988 to 1997, prior to Best Buy’s acquisition of the company, where he served in various merchandising roles. Mr. Mohan also serves on the board of directors of VIZIO Holding Corp., Bloomin’ Brands, Inc., and Jackson Family Wines. His extensive retail industry and management experience, coupled with his digital marketing acumen, qualifies him to serve on our board of directors.

Audit

Jennifer Pereira
Board Member Since: 2016 Age: 40 Board Committees: None	Jennifer has served as a member of our board of directors since 2016. She is Managing Director, Direct Private Equity at CPP Investments, one of our Sponsors, which she joined in 2011 and where she currently leads consumer and retail private equity efforts in North America. Prior to joining CPP Investments, Ms. Pereira worked at the Boston Consulting Group from 2006 to 2009. Ms. Pereira also serves on the board of directors of Ultimate Kronos Group and as an observer on the board of directors of Merlin Entertainments Ltd. She holds a bachelor’s degree in engineering from the University of Toronto and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. Her experience in private equity investing and the consumer and retail industries qualifies her to serve on our board of directors.

Christopher J. Stadler
Board Member Since: 2016 Age: 58 Board Committees: None	Christopher has served as a member of our board of directors since 2016. He is a Managing Partner at CVC, one of our Sponsors, which he joined in 2007. Mr. Stadler is on the board of the CVC Capital Partners advisory business. Prior to joining CVC, he worked for Investcorp as Head of Private Equity, North America after joining as Managing Director in 1996. Mr. Stadler previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. He holds a bachelor’s degree in economics from Drew University and a master’s degree in business administration from Columbia University. His experience across multiple industries qualifies him to serve on our board of directors.

Director Independence

Our nominating and corporate governance committee and our board have conducted their annual review of the independence of each director nominee under the applicable Nasdaq and SEC independence standards. Based upon the nominating and corporate governance committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Gary Briggs, Christy Lake, R. Michael (Mike) Mohan, and Sabrina Simmons is “independent” as defined under the Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

Our board regularly reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. While our board does not have a written policy on whether the role of Chairman and CEO should be separate or combined, we believe strong independent leadership is important for the Board to effectively perform its functions and to help ensure independent oversight of management. Therefore, our principles of corporate governance provide that at any time when the Chairman of the board is not an independent director, the independent directors may appoint, or recommend to the board for appointment, an independent director to serve as the Lead Independent Director for a period of at least one year. Accordingly, since July 2021, R. Michael (Mike) Mohan has served as our Lead Independent Director. Our board believes that our current structure, with a combined Chairman and CEO role coupled with a Lead Independent Director who is well-versed in the needs of a complex business and has strong, well-defined governance duties, gives our board a strong leadership and corporate governance structure that best serves the needs of Petco and our stockholders to drive the Company forward at this time.

The following list of duties of the Lead Independent Director does not fully capture Mr. Mohan’s active role as our board’s independent leader. Among other things, Mr. Mohan:

Responsibility	Description

Agendas and Information	Works closely with the Chairman and CEO in framing the issues for board consideration and setting the board agenda and with respect to information sent to the board for board meetings.

Schedules	Works closely with the Chairman and CEO to ensure that there is sufficient time for discussion of all agenda items and reviews schedules for board meetings.

Board meetings	Presides at all meetings of the board at which the Chairman is not present.

Board Structure	Participates in discussions on matters relating to the board and committee composition, leadership and director succession, and provides key inputs regarding board processes, governance, nominations, and committee structures.

Executive sessions	Has authority to call meetings of independent directors and presides at all executive sessions of the non-employee and independent directors, as applicable, and coordinates feedback to the Chairman and CEO regarding issues discussed in executive sessions.

Self-Evaluations	Helps coordinate self-evaluations of the board, its committees, and/or individual directors, as applicable.

Communicating with Directors	Acts as a liaison between the non-employee and/or independent directors and the Chairman and CEO.

Communicating with Stockholders	If requested by major stockholders, is available for consultation and direct communication, and, together with the Chairman and CEO, provides leadership to the board in the establishment of positions the board should take on issues to be voted on by stockholders.

Communicating with the Public	Acts as a spokesperson for the board in circumstances where it is appropriate for the board to have a voice distinct from that of management, as requested by the Chairman and CEO.

Informational Resource	Provides advice and counsel to the CEO and other senior management, and serves as an informational resource for other directors.

In addition to the above responsibilities, our Independent Lead Director also has regular touchpoints with our Chairman and CEO and other members of management to discuss critical matters and other ongoing topics, including acquisitions, divestitures, and other strategic decisions.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least 2 times per year and at such other times as may be requested by any independent director. Our independent directors held 4 executive sessions during fiscal 2022, all of which were chaired and led by the Lead Independent Director.

Director Nominations

The nominating and corporate governance committee periodically reviews and recommends to our board the skills, experience, characteristics, and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The nominating and corporate governance committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics, and other criteria established by our board are currently represented on our board as a whole and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. The board and the nominating and corporate governance committee also actively seek to achieve a diversity of occupational and personal backgrounds on the board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, and sexual orientation. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and other diverse candidates to include in the pool from which board nominees are chosen. The nominating and corporate governance committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including racial and ethnic diversity, as part of our board’s annual self-evaluation process.

Procedures for Recommending Individuals to Serve as Directors

The nominating and corporate governance committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by our nominating and corporate governance committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by directing a description of each nominee’s name and qualifications for board membership to the chair of the nominating and corporate governance committee by sending an email to Directors@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our second amended and restated bylaws (“bylaws”) (which can be provided free of charge upon request by writing to our Secretary at the email or physical address listed above). The nominating and corporate governance committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Board Qualifications and Diversity

The following charts show how certain skills, experience, characteristics, and other criteria, including diversity of viewpoints and diversity with respect to gender and demographics, are currently represented on our board. The chart summarizing skills is not intended to be an exhaustive list for each director, but instead intentionally focuses on the primary skillsets each director contributes. We believe the combination of the skills and qualifications shown below demonstrates how our board is well-positioned to provide effective oversight and strategic advice to our management.

Director	Strategic Planning/ Strategy Development	Retail Experience	Senior Executive Leadership	Accounting/ Financial Reporting	Public Company Experience	Human Capital Management	Diversity (Gender)	Diversity (Race/ Ethnicity)

Ronald Coughlin, Jr.	✓	✓	✓	✓	✓	✓

Maximilian Biagosch	✓	✓	✓	✓	✓	✓

Cameron Breitner	✓	✓	✓	✓	✓

Sabrina Simmons	✓	✓	✓	✓	✓		✓	✓

Christy Lake	✓	✓	✓		✓	✓	✓

R. Michael (Mike) Mohan	✓	✓	✓	✓	✓	✓		✓

Jennifer Pereira	✓	✓		✓	✓		✓	✓

Christopher J. Stadler	✓	✓	✓	✓	✓	✓

Gary Briggs	✓	✓	✓	✓	✓

Nishad Chande	✓	✓		✓	✓			✓

Mary Sullivan	✓	✓	✓		✓	✓	✓

Board Diversity Matrix (as of May 12, 2023)

Total Number of Directors: 11

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	4	6	—	1

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	2	2	—	—

Hispanic or Latinx	1	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	5	—	—

Two or More Races or Ethnicities	1	2	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	1

Committees of our Board of Directors

Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Committee Membership; Meetings and Attendance

During our last completed fiscal year:

•	our board of directors held 4 meetings;

•	our audit committee held 4 meetings;
•	our compensation committee held 8 meetings; and

•	our nominating and corporate governance committee held 4 meetings.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such director served as a director during fiscal 2022.

Directors are expected to attend the Annual Meeting absent unusual circumstances. Five of our incumbent directors attended our 2022 Annual Meeting.

Audit Committee

Members Sabrina Simmons (Chair) Gary Briggs R. Michael (Mike) Mohan

Principal Responsibilities

Each of Gary Briggs, R. Michael (Mike) Mohan, and Sabrina Simmons qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to audit committee members. Each member of the audit committee is financially literate, and Sabrina Simmons also qualifies as an “audit committee financial expert” as defined by the SEC rules. Under its charter, our audit committee, among other things, has responsibility for:

•   assisting our board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence, our accounting and financial reporting processes, and the audits of our financial statements;

•   the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•   preparing the report required by the SEC for inclusion in our annual proxy or information statement;

•   approving audit and non-audit services to be performed by the independent accountants;

•   reviewing and discussing with management and the independent auditor our annual audited and quarterly financial statements, including management’s discussion and analysis of financial condition and operations and the independent auditor’s reports related to the financial statements;

•   reviewing and discussing our practices with respect to risk assessment and risk management, and risks related to matters including our financial statements and financial reporting processes, compliance, information technology, and cybersecurity;

•   establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards;

•   annually evaluating the performance of the audit committee and assessing the adequacy of the audit committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

The audit committee has also established and oversees procedures for the receipt, retention, and treatment of complaints received by Petco regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Petco employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

Members Cameron Breitner (Chair) Christy Lake Maximilian Biagosch

Principal Responsibilities

Christy Lake qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to compensation committee members. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a compensation committee composed entirely of independent directors. Under its charter, our compensation committee, among other things, has responsibility for:

•   reviewing and approving the compensation and benefits of our CEO and other executive officers, or recommending such compensation for approval by our board of directors, as applicable;

•   periodically reviewing and recommending to the board the amount and form of non-employee director compensation;

•   appointing and overseeing the work performed by any compensation consultant, and, at least annually, assessing whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in our annual report and proxy statement;

•   overseeing assessment of the risks related to our compensation policies and programs applicable to officers and employees, and reporting to the board on the results of this assessment;

•   overseeing succession planning for positions held by senior management, including the CEO, and reviewing succession planning and management development at least annually with the board, including recommendations and evaluations of potential successors to fill these positions;

•   overseeing our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture and talent development and retention;

•   annually evaluating the performance of the compensation committee and assessing the adequacy of the compensation committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

Nominating and Corporate Governance Committee

Members Gary Briggs (Chair) Mary Sullivan Cameron Breitner

Principal Responsibilities

Gary Briggs qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to nominating and corporate governance committees. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a nominating and corporate governance committee composed entirely of independent directors. Under its charter, our nominating and corporate governance committee, among other things, has responsibility for:

•   identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•   engaging in succession planning for our board of directors;

•   recommending to our board of directors our director candidates for election at the annual meeting of stockholders;

•   developing and recommending to our board of directors a set of corporate governance guidelines and principles;

•   overseeing and, where appropriate, making recommendations to our board of directors regarding sustainability matters relevant to our business, including Petco policies, activities, and opportunities;

•   overseeing our stockholder engagement program and making recommendations to the board regarding its involvement in stockholder engagement;

•   performing a leadership role in shaping our corporate governance;

•   annually evaluating the performance of the nominating and corporate governance committee and adequacy of the nominating and corporate governance committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

Strategy and Risk Oversight

Our board believes that effective risk management and control processes are critical to Petco’s safety and soundness, our ability to predict and manage the challenges that Petco and the pet category face and, ultimately, Petco’s long-term corporate success.

Management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity, and financial risks, while our board, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, our enterprise risk steering committee comprised of key stakeholders throughout the Company works with management to identify, review, and update both the framework and certain specific short-, intermediate-, and long-term risks that we face, which are presented to our audit committee and board at regular audit committee and board meetings as part of management presentations that focus on particular business functions, operations, or strategies. Such presentations also identify steps taken by management to eliminate or mitigate such risks and report on how feedback from the audit committee and/or board regarding our enterprise risk management efforts (including how we address existing risks and identify significant emerging risks) is implemented. In this process, we also utilize a heat map that identifies the probability and impact of inherent risks that we face, which is presented to our audit committee and board and updated regularly. While our board is ultimately responsible for the risk oversight of our Company, our audit committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity, privacy, and control risks, and oversight of the measures initiated by management to monitor and control such risks. As part of the board’s role in overseeing our risk management program, the audit committee and board devote time and attention to cybersecurity-related risks. Specifically, at least twice a year and more frequently as needed, the audit committee and board receive reports on cybersecurity and information technology matters, and related risk exposures, initiatives, and readiness programs, among others, from management, including our Chief Administrative Officer and Chief Technology Officer. The audit committee also regularly updates the board on such matters, and the board periodically receives reports from management directly.

In addition, as part of the board’s strategic and risk oversight, the board oversees our ESG strategies. Throughout the year, the board receives reports from management, including our Vice President of Sustainability and Chief Strategy Officer, and our nominating and corporate governance committee on key ESG matters, our actions around being a responsible company and corporate citizen, and our ESG reporting, which demonstrates our commitment to transparency and accountability of our goals and progress.

Our audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our compensation committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our nominating and corporate governance committee has responsibility to review risks relating to our corporate governance practices, including ESG and other sustainability matters. These committees provide regular reports on our risk management practices to our board. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Stockholder Engagement

We conduct a proactive outreach effort with the governance teams of our major stockholders. Members of our management team have engaged with our stockholders to seek their input and feedback in an effort to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through these engagements, we leverage the discussions to cover topics of interest to our stockholders, including ESG matters.

As reflected in our principles of corporate governance, our Lead Independent Director is available for consultation with our stockholders. The feedback received from our stockholder outreach efforts is communicated to and considered by management and the board, and our engagement activities have produced valuable feedback that has helped inform our decisions and our strategy, when appropriate, particularly with respect to our ESG efforts and certain ESG initiatives that we’ve prioritized in connection with such feedback.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so by sending an email to Directors@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. Each communication will be reviewed to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations, product inquiries, or any offensive or otherwise inappropriate materials.

Code of Business Conduct and Ethics

Our board adopted a Code of Business Conduct and Ethics relating to the conduct of our business by all of our employees, executive officers (including our principal executive officer and principal financial officer/principal accounting officer (or persons performing similar functions)) and directors. This code satisfies the requirement that we have a “code of conduct” under the Nasdaq and SEC rules and is available on our website at ir.petco.com/corporate-governance/documents-and-charters. To the extent required under the Nasdaq and SEC rules, we intend to disclose future amendments to certain provisions of this code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Corporate Governance Guidelines

Our board also adopted corporate governance guidelines to formalize its governance practices, which serve as a framework within which our board and its committees operate. These guidelines cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, CEO evaluation, succession planning, annual board assessments, board committees, director orientation and continuing education, board communications with stockholders, and others. A copy of our corporate governance guidelines is available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Fiscal Year 2022 Director Compensation

Under our director compensation program, members of our board of directors who are not employees or officers of Petco, our Principal Stockholder, CVC, CPP Investments, or their respective affiliates are entitled to receive the following:

•	Annual cash retainer of $80,000;

•	Cash fee of $35,000 for service as chairperson, or $10,000 for service other than as chairperson, of our audit committee;
•	Cash fee of $25,000 for service as chairperson, or $10,000 for service other than as chairperson, of our compensation committee;

•	Cash fee of $20,000 for service as chairperson, or $7,500 for service other than chairperson, of our nominating and corporate governance committee;

•	Cash fee of $150,000 for service as the non-executive chair of our board of directors;

•	Cash fee of $50,000 for service as the lead independent director of our board of directors; and

•	Annual equity grant of restricted stock units (“RSUs”) under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) with a value of approximately $150,000, subject to one-year cliff vesting on the day of the next annual meeting of stockholders.

In addition, our director compensation program provides each director with reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of our board of directors and its committees.

In accordance with our director compensation program, in June 2022, each eligible member of our board of directors received an annual grant of 9,915 RSUs, which will vest on the date of the Annual Meeting.

The table below describes the compensation provided to our independent, non-employee directors in fiscal 2022. Mr. Coughlin is not separately compensated for his service on our board of directors, and his fiscal 2022 compensation is described under “Executive Compensation—Executive Compensation Tables—Summary Compensation Table” below.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Maximilian Biagosch (3)	—	—	—

Cameron Breitner (3)	—	—	—

Gary Briggs	$110,000	$150,014	$260,014

Nishad Chande (3)	—	—	—

Christy Lake	$90,000	$150,014	$240,014

R. Michael (Mike) Mohan	$140,000	$150,014	$290,014

Jennifer Pereira (3)	—	—	—

Sabrina Simmons	$115,000	$150,014	$265,014

Christopher J. Stadler (3)	—	—	—

Mary Sullivan (3)	—	—	—

(1)	Amounts reported represent the annual cash fees earned by each independent, non-employee director in fiscal 2022.

(2)

Amounts in this column represent the aggregate grant date fair value of the RSUs granted during fiscal 2022, calculated in accordance with FASB ASC Topic 718 based on the closing price of our Class A common stock on June 29, 2022, the date of grant, of $15.13. For additional information regarding the assumptions underlying this calculation, please read Note 12—Stockholders’ Equity to our consolidated financial statements for the fiscal year ended January 28, 2023 located in our Annual Report on Form 10-K for such fiscal year. As of January 28, 2023, Mr. Briggs and Ms. Lake each held 1,500,000 Common Series C Units in Scooby LP, our indirect parent (the “C Units”) originally granted in 2018 with a distribution threshold of $0.50, which are generally subject to the same terms as the C Units granted to our Named Executive Officers, as described under “Executive Compensation—Executive Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Common Series C Units” below. Additionally, as of January 28, 2023, each independent director held the following unvested RSUs: Mr. Briggs: 9,915; Ms. Lake: 9,915; Mr. Mohan: 9,915; and Ms. Simmons: 9,915.

(3)	These directors are not eligible for compensation under our director compensation program and did not receive any compensation from us during fiscal 2022.

PROPOSAL 1—ELECTION OF DIRECTORS

There are three Class III directors whose term of office expires at the Annual Meeting. Our nominating and corporate governance committee has recommended, and our board has approved, each of Gary Briggs, Nishad Chande, and Mary Sullivan as nominees for election as Class III directors at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2026 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation, removal, retirement, or disqualification. Information concerning these nominees and other continuing directors appears under “—Composition of the Board of Directors” above. Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently serving on our board of directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the three nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on this Proposal 1. Holders of Class B-1 common stock are not entitled to vote on this Proposal 1. Holders of Class A common stock and Class B-2 common stock may vote “For All,” “Withhold All,” or “For All Except” with respect to the nominees named in this Proposal 1. Any shares voted “Withhold All” and broker non-votes, if any, are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR ALL	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES NAMED ABOVE.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Below is a list of our executive officers and their respective ages and a brief account of the business experience of each of them.

Name	Age	Position

Ronald Coughlin, Jr.	56	Chief Executive Officer and Chairman

Brian LaRose	50	Chief Financial Officer

Ilene Eskenazi	51	Chief Legal and Human Resources Officer and Secretary

Amy College	48	Chief Merchandising Officer

Katherine (Katie) Nauman	41	Chief Marketing Officer

Darren MacDonald	45	Chief Customer Officer

Justin Tichy	51	Chief Pet Care Center Officer and Chief Operating Officer

John Zavada	60	Chief Administrative Officer

Jason Heffelfinger	43	Chief Services Officer

Ronald Coughlin’s biographical information can be found with the other director biographies in the “Board of Directors and Corporate Governance” section above.

Brian LaRose has served as our Chief Financial Officer since August 2021, and as our Senior Vice President, Finance from September 2020 to August 2021. Prior to joining us, Mr. LaRose served as Divisional CFO for HP’s 3D printing business unit. He previously led the separation management office during the separation of HP into two publicly traded Fortune 50 companies – at the time, the largest such split in U.S. history. During his 17 years with HP, Mr. LaRose also led HP’s SEC reporting group and managed investor relationships in over 15 countries. Mr. LaRose began his career with Deloitte’s mergers and acquisitions, and audit practices. Mr. LaRose is a member of the board of directors of the National Foundation for Autism Research, where he also serves as Treasurer. Mr. LaRose holds a bachelor’s degree from Colby College, and a master’s degree in business administration and a master’s degree in accounting from Northeastern University.

Ilene Eskenazi has served as our Chief Legal and Human Resources Officer and Secretary since January 2022, and as Chief Legal Officer and Corporate Secretary from September 2020 to January 2022. Prior to joining us, Ms. Eskenazi served from 2016 to 2020 as Global General Counsel and Chief Human Resources Officer at Boardriders, Inc. (formerly Quiksilver, Inc.), a leading action sports and lifestyle company. Prior to that, she served from 2013 to 2016 as Chief Legal Officer and Senior Vice President of Talent Operations and Performance at True Religion Apparel, Inc., an apparel and retail company. True Religion subsequently filed for Chapter 11 bankruptcy in July 2017, which it exited four months later. Before that, Ms. Eskenazi served as the General Counsel for Red Bull North America, Inc. between 2008 and 2013 and as the Deputy General Counsel at The Wonderful Company between 2002 and 2008. Since January 2022, Ms. Eskenazi has served on the board of directors of a.k.a Brands Holdings Corp., a brand accelerator of direct-to-consumer fashion brands. Ms. Eskenazi started her legal career at Skadden. Ms. Eskenazi holds a bachelor’s degree in philosophy from the University of Michigan and a J.D. from the University of California, Los Angeles School of Law.

Amy College has served as our Chief Merchandising Officer since February 2022, and as Senior Vice President, Operations & Strategy and Territory General Manager from September 2019 to February 2022. Prior to joining us, Ms. College spent more than twenty years at Best Buy in various merchandising and category management leadership roles. As their Chief Category Officer for home theater, smart home, digital imaging and appliances, Ms. College led strategy, vendor partnerships, and the development of industry-leading customer experiences. Additionally, she held responsibilities in enterprise demand planning and forecasting, as well as vendor management, and served as a Board Member on the Best Buy Foundation. Ms. College holds a bachelor’s degree in business with an emphasis in marketing from the University of Minnesota.

Katherine (Katie) Nauman has served as our Chief Marketing Officer since August 2021, and as Vice President, Integrated Marketing from March 2020 to August 2021. Prior to joining us, Ms. Nauman served from July 2010 to February 2020 in numerous business-to-consumer and business-to-business global marketing positions at HP, including Head of Global Marketing for Z by HP. In this role, she led brand development, marketing strategy, product positioning, partner marketing, agency management and integrated campaigns across 170 countries. Ms. Nauman holds a bachelor’s degree in management from Purdue University.

Darren MacDonald has served as our Chief Customer Officer since August 2022, and as our Chief Digital & Innovation Officer from June 2019 to August 2022. Prior to joining us, Mr. MacDonald served from February 2016 to January 2017 as Senior Vice President of Jet.com, an e-commerce company, and from January 2017 to June 2019 as Group General Manager and Global Officer for U.S. at Walmart Inc., a multinational retail corporation. Prior to that, between April 2014 and February 2016, he was the Founder and CEO of Ingress Capital.

Previously, he was the CEO of The Pronto Network, an IAC company, and also held a number of roles at Avery Dennison Corporation. Mr. MacDonald holds a bachelor’s degree from the University of California, Berkeley and a master’s degree in business administration from the University of California, Los Angeles.

Justin Tichy has served as our Chief Pet Care Center Officer and Chief Operating Officer since August 2022, and as our Chief Pet Care Center Officer from October 2018 to August 2022. Prior to joining us, Mr. Tichy served from May 2015 to October 2018 as President of Sales at Confie, one of the largest privately held insurance brokers in the United States. Previously, he held key leadership positions at Best Buy Co., Inc., Target Corp., and Walmart Inc. Mr. Tichy holds a bachelor’s degree in business management from Pennsylvania State University and a master’s degree in organizational management from the University of Phoenix.

John Zavada has served as our Chief Administrative Officer since July 2021, and as our Chief Information and Administrative Officer from September 2016 to July 2021. Prior to joining us, Mr. Zavada served from 2013 to 2016 as Senior Vice President and Chief Information Officer at Restoration Hardware. Previously, he filled Chief Information Officer roles at Guitar Center, Big Lots, Inc., Gottschalks Department Stores, and Victoria’s Secret Stores. Mr. Zavada holds a bachelor’s degree in business information systems from California State Polytechnic University.

Jason Heffelfinger has served as our Chief Services Officer since August 2022, and served in various roles from 2015 to 2022, most recently as Senior Vice President, Pet Services. Prior to joining us, Mr. Heffelfinger held leadership roles at 7-Eleven and Circuit City. Mr. Heffelfinger holds a bachelor’s degree from the University of Nebraska and an executive master’s degree in business administration from Southern Methodist University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides an overview of our executive compensation philosophy, objectives, and design and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers (our “Named Executive Officers” or “NEOs”) during fiscal 2022, as well as certain changes we have made to our executive compensation program since the end of fiscal 2022. Our NEOs are employed by our indirect wholly owned subsidiary, Petco Animal Supplies Stores, Inc.

For fiscal 2022, our NEOs were:

Name	Title

Ronald Coughlin, Jr.	Chief Executive Officer

Brian LaRose	Chief Financial Officer

Justin Tichy	Chief Pet Care Center Officer and Chief Operating Officer (1)

Darren MacDonald	Chief Customer Officer (2)

Amy College	Chief Merchandising Officer (3)

(1)	Mr. Tichy was previously Chief Pet Care Center Officer. His title was changed to Chief Pet Care Center Officer and Chief Operating Officer effective August 7, 2022.

(2)	Mr. MacDonald was previously Chief Digital and Innovative Officer. His title was changed to Chief Customer Officer effective August 7, 2022.

(3)

Ms. College was previously Senior Territory General Manager. She was promoted to Chief Supply Chain Officer effective January 30, 2022, and she was promoted to Chief Merchandising Officer effective February 13, 2022.

Principal Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to our success and to building value for our stockholders. Our executive compensation program is designed to attract and retain highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving lives for pets, pet parents, and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with achievement of operational and financial results, increases in stockholder value, and delivering on our mission.

•	A significant portion of total compensation for our executives is at-risk and is delivered through short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience, and expected future contributions.
•	We attempt to create simple, straightforward compensation programs that our partners and stockholders can easily understand.

Process for Setting Executive Compensation

Role of our Compensation Committee and Management in Compensation Decisions

As described below, the primary elements of our executive compensation program are annual base salary, annual short-term cash incentives, long-term equity incentives, and other benefits and perquisites. Together, these items are complementary and serve the goals described above.

Our executive compensation program is developed and overseen by the compensation committee. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to the compensation of our executive officers and directors, including by overseeing Petco’s overall compensation philosophy, policies, and programs, evaluating the compensation and performance of our executive officers, and reviewing, approving, and modifying the terms of our compensation and benefit plans and programs as appropriate. Subject in certain circumstances to approval by our board of directors, the compensation committee has the sole authority to make final decisions with respect to our executive compensation program. For more information regarding the authority and responsibilities of the compensation committee, please refer to the compensation committee’s charter, which is available via Petco’s Investor Relations website at ir.petco.com/corporate-governance/documents-and-charters.

In making decisions regarding the allocation of compensation between short-term and long-term compensation, between cash and non-cash compensation, and among different forms of cash and non-cash compensation, the compensation committee takes into account the views and recommendations of management, in particular our CEO and Chief Legal and Human Resources Officer (except with respect to their own compensation). For fiscal 2022, our CEO made recommendations about annual base salary increases, annual short-term incentive targets, and long-term equity grants for our NEOs using market data and internal equity alignment while working within the parameters of our annual budget for base salary increases and the size of the equity pool.

Use of Compensation Consultants

During fiscal 2022, the compensation committee engaged Exequity as its independent compensation consultant. Exequity assisted the compensation committee in designing the executive compensation program for fiscal 2022, which included the establishment of our 2022 Peer Group (as defined below), a review and analysis of our executive compensation levels and practices relative to the 2022 Peer Group, remuneration of members of our board of directors, recommendations regarding the design of fiscal 2022 short-term and long-term compensation, and the establishment of the Executive Severance Plan (as defined below). After taking into consideration the factors listed in Nasdaq Listing Rule 5605(d)(3)(D), the compensation committee concluded that there are no conflicts of interest with respect to the engagement of Exequity by the compensation committee.

Peer Group

In July 2021, the compensation committee, with the assistance of Exequity, selected a peer group of companies in similar size and with whom we may compete for talent to inform our compensation decisions (the “Peer Group”). In determining appropriate compensation opportunities for our NEOs, the compensation committee reviewed competitive market data provided by Exequity regarding the compensation practices of our Peer Group. The following 16 companies comprised our Peer Group used in connection with the establishment of our 2022 executive compensation program:

Academy Sports and Outdoors, Inc.	National Vision Holdings, Inc.
Advance Auto Parts, Inc.	PriceSmart, Inc.
American Eagle Outfitters, Inc.	RH
Casey’s General Stores, Inc.	Sally Beauty Holdings, Inc.
Central Garden & Pet Company	Sprouts Farmers Market, Inc.
DICK’s Sporting Goods, Inc.	Tractor Supply Company
Foot Locker, Inc.	Ulta Beauty, Inc.
The Michaels Companies, Inc.	Williams-Sonoma, Inc.

In June 2022, the compensation committee adjusted the Peer Group to remove The Michaels Companies, Inc. due to their recent transition to a private company.

Internal Pay Equity and Other Factors

In setting base salary, annual short-term cash incentives, and long-term equity incentives, our compensation committee, in collaboration with the CEO, considers factors such as internal pay equity, the experience and length of service of the executive, relative responsibilities among members of our executive team, individual contributions by the executive, and business conditions.

For elements of compensation other than total direct compensation, such as severance and change in control benefits, our compensation committee has relied on information provided by Exequity, Peer Group compensation practices, and its own business experience and familiarity with market conditions in determining the appropriate level of protections for our NEOs.

Elements of Compensation

The main components of our executive compensation during fiscal 2022 included base salary, an annual cash incentive, long-term equity incentive awards, and other benefits and perquisites.

Base Salary

We pay our NEOs a base salary to provide them with a fixed, base level of compensation commensurate with the executive’s skill, competencies, experience, contributions, and performance, as well as general review of market compensation. Base salaries are generally reviewed annually, and the compensation committee makes adjustments to reflect individual and Petco performance as well as any survey and peer group data provided at such time. Our CEO and Chief Legal and Human Resources Officer make recommendations to our compensation committee regarding base salary adjustments for our executive officers (except with respect to their own salaries). These recommendations are generally based upon the executive’s individual contributions to Petco for the prior fiscal year, leadership and contribution to Petco performance, internal pay considerations, market conditions, and survey data. Our compensation committee takes all of these factors into account when making its decisions on base salaries but does not assign any specific weight to any one factor. In addition to the annual base salary review, our compensation committee may also adjust base salaries at other times during the year in connection with promotions or increased responsibilities or to maintain competitiveness in the market.

During fiscal 2022, no changes were made to Mr. Coughlin’s base salary. On May 1, 2022, Mr. LaRose received a $17,000 merit increase, and on October 2, 2022, he received a further market-based increase of $108,000 to bring his salary to $700,000. Messrs. Tichy and MacDonald also received $25,000 merit increases on May 1, 2022 to bring their respective salaries to $625,000. In connection with her promotion to Chief Supply Chain Officer, Ms. College received a $23,600 base salary increase on January 30, 2022, and she received a further increase on February 13, 2022 of $125,000 in connection with her promotion to Chief Merchandising Officer. On December 11, 2022, Ms. College received an additional market-based increase of $25,000 to bring her salary to $600,000.

The chart below provides the base salary for each of our NEOs as of the end of fiscal 2022.

Name	Base Salary as of 1/28/2023

Ronald Coughlin, Jr.	$1,100,000

Brian LaRose	$700,000

Justin Tichy	$625,000

Darren MacDonald	$625,000

Amy College	$600,000

Annual Cash Incentive Program

A hallmark of our compensation philosophy has been the belief that annual cash incentives should be based upon actual performance measured against specified key business and financial metrics. Our compensation committee adopts performance measures that are intended to align with market practices of the Peer Group and public companies in general.

Each of our NEOs participated in our annual incentive plan for fiscal 2022 (the “2022 AIP”) and was eligible to receive a target annual cash bonus equal to a percentage of his or her earned annual base salary. Under the 2022 AIP, each NEO’s annual cash bonus was based on a combination of corporate financial metrics (Adjusted EBITDA and total revenue) and individual performance, with an overall requirement that Adjusted EBITDA achieve at least threshold level performance. Unlike prior years, business unit financial metrics were not utilized as a separate component under the 2022 AIP, and instead, the individual performance component was expanded for NEOs who exercise oversight over a particular business unit or function to include an assessment of such business unit’s or function’s performance during the year. This combination of performance measures aimed to align each NEO’s annual cash incentive opportunity with the financial results of our company-wide business, as well as an assessment of each NEO’s individual contributions towards our key strategic initiatives and business unit performance where applicable.

For fiscal 2022, the target annual cash incentive for each of our NEOs and the applicable weightings for each performance metric under the 2022 AIP were as follows:

Name	Target Annual Cash Incentive (% of Base Salary)	Adjusted EBITDA	Total Revenue	Individual Performance

Ronald Coughlin, Jr.	125%	40%	40%	20%

Brian LaRose	80%	40%	40%	20%

Justin Tichy	80%	35%	35%	30%

Darren MacDonald	80%	35%	35%	30%

Amy College (1)
Pre-CMO Appointment	60%	50%	50%

Post-CMO Appointment	80%	35%	35%	30%

(1)

In connection with her appointment as Chief Merchandising Officer, Ms. College’s target annual bonus was increased from 60% of her base salary, with such pro-rated portion of her bonus earned based on the performance measures applicable to her prior to her promotion, to 80% of her base salary, with such remaining portion of her bonus earned based on the performance measures applicable to her following her appointment.

In establishing the threshold, target, and maximum performance level for each performance measure, our compensation committee established rigorous goals intended to drive growth. Threshold performance was established at a level that was above actual performance for the 2021 fiscal year, target performance was established at a level that would require over 13% growth in Adjusted EBITDA, and 10% growth in total revenue compared to 2021 fiscal year actual performance and maximum performance was established at a level that would require 19% growth in Adjusted EBITDA and over 15% growth in total revenue. In addition to the threshold, target, and maximum performance levels for each performance measure, our compensation committee also established an Adjusted EBITDA “gate” for fiscal 2022 of $603M, which was required to be achieved before any payout could be earned under the 2022 AIP for any of the performance measures (regardless of the performance of those other performance measures).

These performance goals were established in early fiscal 2022, prior to significant changes in the macroeconomic environment, including rising inflation and higher interest rates that continued throughout 2022, which impacted our expected results for fiscal 2022. Notably, our compensation committee did not make any adjustments to the 2022 AIP performance goals notwithstanding this challenging environment. As a result, our Adjusted EBITDA for fiscal 2022 of $582.3M (calculated consistent with the description provided in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 under the heading “Reconciliation of Non-GAAP Financial Measures to GAAP Measures”) fell short of the Adjusted EBITDA “gate” under the 2022 AIP.

Executive performance is generally reviewed annually. Our CEO and our Chief Legal and Human Resources Officer review each NEO’s performance (other than their own) against individual performance goals and make recommendations to our compensation committee regarding individual performance achievement for the NEOs. These recommendations are generally based upon the NEO’s individual performance against People goals (including Voice of the Partner results, diversity and inclusion measures, and strategic initiatives), internal strategic goals, and, for NEOs who exercise oversight over a particular business, an assessment of such business-related performance during the applicable fiscal year. Our compensation committee takes all of these factors into account when making its compensation decisions.

Because the Adjusted EBITDA “gate” was not achieved under the 2022 AIP, our compensation committee did not approve a payout of any annual cash incentive awards under the 2022 AIP to the NEOs notwithstanding above threshold achievement on the total revenue performance goal and NEO performance against individual performance goals.

Long-Term Equity Incentive Compensation

Fiscal 2022 Annual Awards

In April 2022, each of our NEOs, other than Mr. Coughlin, received an annual equity award, one-half of which was in the form of time-based RSUs and one-half in the form of time-based stock options. Mr. Coughlin received one-half of his award in performance share units (“PSUs”) in lieu of stock options. The time-based RSUs and stock options vest as to 34% on the first anniversary of the date of grant and 16.5% at the end of each six-month period thereafter through the third anniversary of the date of grant, and the stock options have an exercise price of $21.06, equal to the closing price of our Class A common stock on the date of grant.

Mr. Coughlin’s PSUs vest following the completion of a three-year performance period beginning January 30, 2022 and extending through February 1, 2025 (i.e., the 2022, 2023 and 2024 fiscal years), based on the Company’s adjusted earnings per share (weighted 50%) and total revenue (weighted 50%) performance during such performance period. The adjusted earnings per share and total revenue metrics are intended to incentivize Mr. Coughlin to maintain the company’s focus on driving profitable long-term growth. Mr. Coughlin’s PSUs may be earned from 0% to 200% of target, with a threshold payout equal to 50% of target.

The table below sets forth the number of RSUs, stock options and target PSUs granted to the NEOs in April 2022:

Name	Annual RSUs	Annual Stock Options	Annual PSUs (at Target)

Ronald Coughlin, Jr.	201,805	—	201,805

Brian LaRose	28,491	69,445	—

Justin Tichy	28,491	69,445	—

Darren MacDonald	28,491	69,445	—

Amy College	23,742	57,871	—

Fiscal 2022 Retention Awards

In July 2022, Mr. LaRose, Mr. Tichy, and Ms. College each received a retention equity award of time-based RSUs. Like the annual awards, the time-based RSUs vest as to 34% on the first anniversary of the date of grant and 16.5% at the end of each six-month period thereafter through the third anniversary of the date of grant.

Also in July 2022, Mr. Tichy received a separate retention equity award of PSUs that vest in three tranches of 30%, 35% and 35% over three one-year performance periods. The first tranche was eligible to vest based on Pet Care Center EBITDA (weighted 50%) and Pet Care Center revenue (weighted 50%) during the portion of fiscal year 2022 beginning May 1, 2022, with a threshold payout of 50% and a maximum payout of 200%. The second tranche will vest based on performance during fiscal year 2023 based on Pet Care Center EBITDA (weighted 50%) and Pet Care Center revenue (weighted 50%) during fiscal year 2023, and the third tranche will vest based on performance during fiscal year 2024 based on performance measures established by the compensation committee at the beginning of fiscal year 2024.

In October 2022, Mr. MacDonald received a retention equity award of one-half time-based RSUs and one-half PSUs. The time-based RSUs vest as outlined above. The PSUs vest in three equal tranches of one-third each over three one-year performance periods. The first tranche was eligible to vest based on enterprise active customers (weighted 40%), traceable enterprise net sales per active customer (weighted 40%), and Vital Care active accounts (weighted 20%) during fiscal year 2022, with a threshold payout of 50% and a maximum payout of 300%. The second tranche will vest based on performance during fiscal year 2023 based on enterprise active customers (weighted 40%), internal enterprise net sales per active customer (weighted 40%), and Vital Care active accounts (weighted 20%) during fiscal year 2023, and the third tranche will vest based on performance during fiscal year 2024 based on performance measures established by the compensation committee at the beginning of fiscal year 2024.

In December 2022, Mr. Coughlin received a special equity award of time-based stock options and each of our other NEOs received a special equity award of one-third time-based RSUs and two-thirds time-based stock options. The time-based RSUs and stock options utilize back-loaded vesting to encourage retention over the vesting period and will vest as to 10% on the six-month anniversary of the date of grant, as to 20% on the 12-month anniversary of the date of grant, as to 30% on the 18-month anniversary of the date of grant, and as to 40% on the 24-month anniversary of the date of grant.

In light of the challenging economic environment, a highly competitive external market for strong leadership talent, and the desire to encourage retention and continuity among our leadership, our compensation committee determined that the retention awards granted during fiscal 2022 were key to retaining these executive officers whose leadership our compensation committee viewed as instrumental for the Company, as well as for maintaining a robust pipeline of talent to support executive officer succession strategies. In addition, the PSUs granted to Messrs. Tichy and MacDonald were particularly important to ensure strong, direct alignment between the interests of these business unit owners and the performance of those business units that are at the core of Petco’s future success. Finally, the December stock option awards were designed to further align NEO and shareholder interests, as the stock options would only have value to the extent our share price appreciates from the date of grant through vesting and exercise of the award. The table below sets forth the number and type of retention equity awards granted to each NEO during fiscal 2022.

Name	July/October Retention RSUs	July/October Retention PSUs (at Target)	December Retention RSUs	December Retention Stock Options

Ronald Coughlin, Jr.	—	—	—	1,813,187

Brian LaRose	17,171	—	91,075	366,301

Justin Tichy	274,726	137,363	45,538	183,151

Darren MacDonald	281,426	281,426	45,538	183,151

Amy College	13,737	—	121,433	488,401

Results of Mr. Tichy’s 2022 Retention PSUs – Tranche 1

The first 30% tranche of Mr. Tichy’s retention PSUs granted during fiscal 2022 vested based on performance from May 1, 2022 through the end of fiscal 2022, resulting in the vesting of 55,030 PSUs (or 133.5% of the target PSUs allocated to this tranche). The table below sets forth the weighting of each metric and the resulting weighted payout percentage for the portion of fiscal 2022 beginning May 1, 2022.

Performance Measure	Weighting	Weighted Payout

Pet Care Center EBITDA (1)	50%	84.1%

Pet Care Center Revenue (2)	50%	49.4%

Total Payout Percentage		133.5%

(1)

We do not externally report EBITDA at the business level for the Pet Care Center business. This metric, which includes internal allocations, was newly created in fiscal year 2022 and does not have a directly comparable 2021 performance level.

(2)

We do not externally report revenue at the business level for the Pet Care Center business. Achievement of this metric at the target level required performance in excess of 2021 fiscal year performance.

Results of Mr. MacDonald’s 2022 Retention PSUs – Tranche 1

The first one-third tranche of Mr. MacDonald’s retention PSUs granted during fiscal 2022 vested based on performance during fiscal 2022, resulting in the vesting of 184,552 PSUs (or 196.9% of the target PSUs allocated to this tranche). The table below sets forth the threshold, target, and maximum levels of achievement for each performance measure, as well as our actual performance for fiscal 2022 and the resulting payout percentage.

Performance Measure	Weighting	Threshold (50%)	Target (100%)	Maximum (300%)	Actual Performance	Weighted Payout

Enterprise Active Customers (1)	40%	23.7 million	24.9 million	26.2 million	25.1 million	51.1%

Traceable Enterprise Net Sales per Active Customer (2)	40%	$198.6	$209.0	$219.5	$213.7	85.8%

Vital Care Active Accounts (3)	20%	0.296 million	0.320 million	0.352 million	0.481 million	60.0%

				Total Payout Percentage		196.9%

(1)

Enterprise active customers is calculated as the total number of trackable unique customers (including Pals Loyalty members) that have completed at least one transaction with Petco across any of our channels during fiscal 2022, excluding Pupbox and Marketplace customers.

(2)

Traceable Enterprise net sales per active customer (NSPAC) is calculated by dividing (i) the sales attached to any enterprise active customer during the fiscal year (excluding Party Vet, Pupbox, and Marketplace sales) by (ii) the number of enterprise active customers within fiscal 2022.

(3)

Vital Care active accounts is calculated as the number of Vital Care subscriptions (now referred to as Vital Care Premier) considered active and not in cancelled status as of the last day of fiscal 2022.

Other Benefits and Perquisites

Health and Welfare Benefits

Our NEOs are eligible to participate in our health and welfare plans on the same terms offered to all of our salaried partners, with the exception of life insurance and disability coverage—which is provided at enhanced levels for all partners who serve as vice presidents or above.

Retirement Benefits

We have not maintained, and do not currently maintain, any defined benefit pension plans in which our NEOs participate. All of our NEOs are eligible to participate in our 401(k) plan, which is a broad-based, tax-qualified defined contribution retirement plan in which generally all of our partners who meet the age and service requirements can participate. Under the 401(k) plan, we make discretionary matching contributions, including to our NEOs, equal to 100% of the first 1% of compensation contributed and 50% on the next 2% of compensation contributed, subject to certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), and partners vest ratably in matching contributions over a period of three years of service.

All of our NEOs are also eligible to participate in our nonqualified deferred compensation plan, which is a non-tax-qualified retirement plan that provides eligible partners with an opportunity to defer a portion of their annual base salary and/or bonus. Under the nonqualified deferred compensation plan, we make a discretionary matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. The nonqualified deferred compensation plan is described further under “Executive Compensation Tables—Nonqualified Deferred Compensation” below.

We believe that our retirement programs serve as an important tool to attract and retain our NEOs and other key partners. We also believe that offering the ability to create stable retirement savings encourages our NEOs and other key partners to make a long-term commitment to us.

Severance Benefits

We have entered into employment agreements or employment letters with each of our NEOs, which are described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “—Potential Payments Upon Termination or Change in Control—Employment Agreements” below. The employment agreements and employment letters have historically provided our NEOs with severance protection.

In September 2022, upon recommendation of the compensation committee and in consideration of the severance practices of companies in our Peer Group, our board of directors approved the Petco Health and Wellness Company, Inc. Executive Severance Plan (the “Executive Severance Plan”), which is described in more detail under “—Potential Payments Upon Termination or Change in Control—Executive Severance Plan” below. Prior to the implementation of the Executive Severance Plan, the company did not utilize a formal, consistent severance plan for its executive officers. The purpose of the Executive Severance Plan is to provide uniform severance benefits to eligible employees, which include each of the NEOs other than Mr. Coughlin (who will continue to receive the severance benefits under his employment agreement).

The compensation committee and our board believe the severance benefits offered under Mr. Coughlin’s employment agreement and in the Executive Severance Plan aid in attracting and retaining experienced executives and reflect fair compensation in the event of a qualifying termination.

Perquisites

During fiscal 2022, we provided our NEOs with limited perquisites, including financial counseling services and wellness exams. We provide these limited perquisites to ensure our compensation program, as a whole, remains competitive with companies for which we compete for talent. In addition, during fiscal 2022, due to security concerns generated from his position with our company, we covered the costs associated with certain security measures at Mr. Coughlin’s personal residence. Messrs. Tichy and MacDonald and Ms. College were also provided perquisites in fiscal 2022 associated with their required relocations to San Diego, as described in more detail under “Executive Compensation Tables—Summary Compensation Table” and “Executive Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Amy College” below.

2021 Employee Stock Purchase Plan

In connection with the consummation of our initial public offering, we adopted the Petco Health and Wellness Company, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to encourage and enable our eligible partners to acquire a proprietary interest in us through the ownership of our Class A common stock. The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Our NEOs are eligible to participate in the ESPP and purchase a limited number of shares of Class A common stock at a 15% discount, on the same basis as our other partners.

Other Matters

Tax and Accounting Implications of Executive Compensation Decisions

Historically, we have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. However, as a public company, we may authorize compensation payments that exceed the deductibility limitation under Section 162(m) of the Code when we believe that such payments are appropriate to attract and retain executive talent. In addition, amounts in excess of the $1 million threshold paid pursuant to our existing employment agreements, employment letters, severance plan, and other arrangements may be nondeductible.

We account for the equity awards under the 2021 Plan and C Units (as defined and described in more detail below under “Executive Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Common Series C Units”) in accordance with the FASB ASC Topic 718, which requires us to estimate the expense of an award over the vesting period applicable to such award.

Risk Assessment

At the compensation committee’s request, Exequity provided an independent risk assessment of our compensation policies and programs. The assessment found that our executive and broad-based compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The compensation committee reviewed the results and does not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Prohibition on Hedging and Pledging

In connection with our initial public offering, we adopted an Insider Trading Policy pursuant to which, among other things, our directors, officers, and employees, and their respective family members and controlled entities, are prohibited from (i) engaging in speculative transactions (including short sales and puts or calls), (ii) hedging of Petco securities (including through the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), and (iii) pledging Petco securities as collateral for a loan or holding Petco securities in a margin account.

Stock Ownership Guidelines

In connection with our initial public offering, we adopted stock ownership guidelines applicable to our NEOs, other officers, and members of our board of directors to create alignment between our officers and directors and our long-term performance, as well as to minimize excess risk taking that might lead to short-term returns at the expense of long-term value creation. The stock ownership guidelines were established at the following levels:

Title	Ownership Level

Chief Executive Officer	5x annual base salary

Chief Financial Officer	3x annual base salary

Other NEOs and Officers	2x annual base salary

Independent Directors	5x annual cash retainer

Under the stock ownership guidelines, the requisite ownership level must be achieved by the later of (i) five years following the consummation of our initial public offering or (ii) five years following the officer or director becoming subject to the applicable stock ownership guideline. Based on current holdings and outstanding, unvested equity awards, we expect all executives and directors will be in compliance with these guidelines within the applicable period. In determining ownership levels, we only include shares of our Class A common stock owned outright by the officer or director, unvested time-based restricted shares and restricted stock units, and shares of our Class A common stock owned by the officer or director through our retirement plan. Neither unexercised stock options (whether “in-the-money” or not) nor unearned performance-based equity, such as PSUs, are included in determining ownership levels.

Clawback Policy

In May 2021 we adopted a clawback policy applicable to our executive officers, including our NEOs, that is administered by our compensation committee. Under the clawback policy, in the event of a material restatement of our financial statements due to noncompliance with any financial reporting requirement under the securities laws, our compensation committee may clawback any incentive compensation received by the executives that is in excess of the incentive compensation that would have been received had such noncompliance not occurred. The clawback policy also provides that in the event of an executive’s misconduct, our compensation committee may clawback any outstanding incentive compensation and any incentive compensation granted to, earned by, or paid to the executive during the preceding three fiscal years. Incentive compensation includes annual bonuses, short- and long-term cash, equity and, equity-based incentive awards, in each case, whether vesting on the basis of time, performance, or a combination thereof. We intend to adopt a clawback policy consistent with the requirements of Exchange Act Rule 10D-1 prior to the effectiveness of final Nasdaq listing standards implementing such rule.

Fiscal 2023 Compensation Decisions

In March 2023, our compensation committee determined that no merit increases or market adjustments to base salaries or target bonus opportunities would be provided to the NEOs in spring 2023. In addition, no material changes were made to the annual incentive plan for the 2023 fiscal year as compared to the 2022 AIP. Although minor adjustments were made to target annual equity awards for certain NEOs, Mr. Coughlin did not receive any increase to his 2023 annual equity award.

For 2023, our compensation committee recommended, and our board of directors approved, annual equity awards to Messrs. Coughlin and LaRose that were (i) 50% time-based RSUs, and (ii) 50% PSUs. Awards were also approved for Messrs. Tichy and MacDonald and Ms. College that were (i) 75% time-based RSUs, and (ii) 25% PSUs. The time-based RSUs will vest on the same three-year vesting schedule applicable to awards granted during fiscal 2022. The PSUs granted to the NEOs are eligible to become earned in three equal tranches over three one-year performance periods (i.e., fiscal 2023, 2024, and 2025) but will not vest until after the final performance period. The first tranche of PSUs granted to Messrs. Coughlin and LaRose is eligible to become earned based on the Company’s return on invested capital (ROIC) (weighted 50%) and total revenue (weighted 50%) during fiscal year 2023, with a threshold payout of 25% and a maximum payout of 200%, and the first tranche of PSUs granted to Messrs. Tichy and MacDonald and Ms. College is eligible to become earned based on the Company’s operating cash flow, with a threshold payout of 25% and a maximum payout of 200%. The second tranche will be eligible to become earned based on performance during fiscal year 2024 based on performance measures established by the compensation committee at the beginning of fiscal year 2024, and the third tranche will be eligible to become earned based on performance during fiscal year 2025 based on performance measures established by the compensation committee at the beginning of fiscal year 2025.

Compensation Committee Report

The compensation committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following members of our board of directors, who compose the compensation committee:

Cameron Breitner, Chairperson

Maximilian Biagosch

Christy Lake

Executive Compensation Tables

Summary Compensation Table

The table below sets forth the compensation earned by or granted to our NEOs during fiscal 2022, fiscal 2021, and fiscal 2020. Ms. College was not an NEO for years prior to fiscal 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Ronald Coughlin, Jr.	2022	$1,100,000	—	$8,500,026	$9,900,001	—	$90,426	$19,590,453

Chief Executive Officer	2021	$1,100,000	—	—	—	$2,750,000	$175,740	$4,025,740

	2020	$768,526	$1,624,881	$14,647,787	$8,750,000	—	$107,129	$25,898,323

Brian LaRose	2022	$623,058	—	$1,850,034	2,600,008	—	$20,506	$5,093,606

Chief Financial Officer	2021	$492,500	—	$800,014	—	$628,711	$9,488	$1,930,713

Justin Tichy	2022	$618,750	—	$5,700,041	$1,600,009	—	$60,037	$7,978,837

Chief Operating Officer	2021	$600,000	$500,000	—	—	$960,000	$20,376	$2,080,376

	2020	$474,715	$451,704	$1,569,926	$1,125,005	—	$2,397	$3,623,747

Darren MacDonald	2022	$618,750	—	$5,099,030	$1,600,009	—	$75,485	$7,393,274

Chief Customer Officer	2021	$600,000	—	—	—	$5,040,094	$41,980	$5,682,074

	2020	$540,579	$1,342,736	$1,125,000	$1,125,005	$2,420,000	$41,644	$6,594,964

Amy College	2022	$573,558	—	$2,033,352	$3,166,675	—	$234,854	$6,008,439

Chief Merchandising Officer

(1)

Amounts in this column represent the aggregate grant date fair value of the RSUs and PSUs granted during fiscal 2022, fiscal 2021, and fiscal 2020, calculated in accordance with FASB ASC Topic 718. For fiscal 2020, amounts in this column also include the aggregate grant date fair value of C Units (as defined and described in more detail below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Common Series C Units”), calculated in accordance with FASB ASC Topic 718. For fiscal 2022, the grant date fair values of the RSUs, Mr. Coughlin’s PSUs, and the first annual tranche of Mr. Tichy’s and Mr. MacDonald’s PSUs were based on the closing price of our Class A common stock on each date of grant as follows: (i) April 26, 2022, $21.07; (ii) July 19, 2022, $14.56; (iii) October 18, 2022, $10.66; and (iv) December 5, 2022, $10.98. The grant date fair value of Mr. Coughlin’s fiscal 2022 PSUs, assuming achievement of performance at the maximum level is $8,504,063, and the grant date fair values of the first annual tranche of Mr. Tichy’s and Mr. MacDonald’s fiscal 2022 PSUs, assuming achievement of performance at the maximum levels, are $1,998,004 and $1,200,006, respectively. For additional information regarding the assumptions underlying this calculation, please read Note 12 to our consolidated financial statements for the fiscal year ended January 28, 2023 located in our Annual Report on Form 10-K for such fiscal year. The performance goals for the second and third annual tranches of Mr. Tichy’s and Mr. MacDonald’s 2022 PSUs were not established in fiscal 2022, and thus, such awards do not yet have a grant date fair value under FASB ASC Topic 718. In accordance with SEC requirements, such tranches will be reported as fiscal 2023 and fiscal 2024 compensation as the applicable performance goals are established.

(2)

Amounts in this column represent the aggregate grant date fair value of the stock options granted under the 2021 Plan during fiscal 2022 and 2020, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 12—Stockholders’ Equity to our consolidated financial statements for the fiscal year ended January 28, 2023 located in our Annual Report on Form 10-K for such fiscal year.

(3)

Amounts in this column for 2022 represent the payouts under the 2022 AIP, as described in more detail under “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Program” above.

(4)

Amounts reported in the “All Other Compensation” column for 2022 include (i) matching contributions under our 401(k) plan made during fiscal 2022, (ii) matching contributions under our nonqualified deferred compensation plan made during fiscal 2022, (iii) life insurance premiums paid by us for the benefit of the NEOs, and (iv) additional amounts, each as set forth in the following table:

Name	Petco 401(k) Match ($)	Petco NQDC Match ($)	Life Insurance Premiums ($)	Additional Amounts ($)(1)	All Other Compensation Total ($)

Ronald Coughlin, Jr.	$1,642	$65,047	$1,236	$22,501	$90,426

Brian LaRose	$6,364	$12,906	$1,236	—	$20,506

Justin Tichy	—	$8,906	$1,236	$49,895	$60,037

Darren MacDonald	$4,610	$29,000	$1,236	$40,639	$75,485

Amy College	$3,811	—	$1,236	$229,807	$234,854

(1)

Additional amounts represent (i) for Mr. Coughlin, a work from home stipend, expenses relating to executive wellness benefits, and expenses related to certain security costs at his personal residence, (ii) for Mr. Tichy, a monthly housing stipend and related tax gross-up ($21,876), a work from home stipend, and expenses relating to executive wellness benefits, (iii) for Mr. MacDonald, a monthly housing stipend and related tax gross-up ($13,342), a work from home stipend, and expenses relating to executive wellness benefits, and (iv) for Ms. College, a travel allowance, a moving allowance ($100,000), and a monthly housing stipend ($53,900) and related tax gross-up ($52,834).

2022 Grants of Plan-Based Awards Table

The following table includes information regarding annual cash incentive awards under the 2022 AIP and RSUs, PSUs, and stock options under the 2021 Plan, in each case, granted to the NEOs during fiscal 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ronald Coughlin, Jr.
2022 AIP			$412,500	$1,375,000	$2,750,000
PSUs (3)	4/26/22	4/26/22				100,903	201,805	403,610				$4,250,013
RSUs (4)	4/26/22	4/26/22							201,805			$4,250,013
Stock Options (5)	12/5/22	11/30/22								1,813,187	$10.98	$9,900,001

Brian LaRose
2022 AIP			$149,534	$498,446	$996,893
RSUs (4)	4/26/22	4/26/22							28,491			$600,020
RSUs (4)	7/19/22	6/29/22							17,171			$250,010
RSUs (6)	12/5/22	11/30/22							91,075			$1,000,004
Stock Options (7)	4/26/22	4/26/22								69,445	$21.06	$600,005
Stock Options (5)	12/5/22	11/30/22								366,301	$10.98	$2,000,003

Justin Tichy
2022 AIP			$129,938	$495,000	$990,000
PSUs (9)	7/19/22	6/29/22				20,605	41,209	82,418				$600,003
RSUs (4)	4/26/22	4/26/22							28,491			$600,020
RSUs (4)	7/19/22	6/29/22							274,726			$4,000,011
RSUs (6)	12/5/22	11/30/22							45,538			$500,007
Stock Options (7)	4/26/22	4/26/22								69,445	$21.06	$600,005
Stock Options (5)	12/5/22	11/30/22								183,151	$10.98	$1,000,004

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Darren MacDonald
2022 AIP			$129,938	$495,000	$990,000
PSUs (8)	10/18/22	9/29/22				46,858	93,715	281,145				$999,002
RSUs (4)	4/26/22	4/26/22							28,491			$600,020
RSUs (4)	10/18/22	9/29/22							281,426			$3,000,001
RSUs (6)	12/5/22	11/30/22							45,538			$500,007
Stock Options (7)	4/26/22	4/26/22								69,445	$21.06	$600,005
Stock Options (5)	12/5/22	11/30/22								183,151	$10.98	$1,000,004

Amy College
2022 AIP			$120,707	$455,385	$915,962
RSUs (4)	4/26/22	4/26/22							23,742			$500,007
RSUs (4)	7/19/22	6/29/22							13,737			$200,011
RSUs (6)	12/5/22	11/30/22							121,433			$1,333,334
Stock Options (7)	4/26/22	4/26/22								57,871	$21.06	$500,005
Stock Options (5)	12/5/22	11/30/22								488,401	$10.98	$2,666,669

(1)

Amounts in these columns represent the threshold, target, and maximum potential payouts under the 2022 AIP. The threshold potential payments assume threshold achievement of each financial performance measure, with no payout related to individual performance (which has no threshold). Please read “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Program” above for more information regarding the 2022 AIP.

(2)

Amounts in this column represent the aggregate grant date fair value of the RSUs, PSUs, and stock options granted during fiscal 2022, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 12 to our consolidated financial statements for the fiscal year ended January 28, 2023 located in our Annual Report on Form 10-K for such fiscal year. Please read “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for more information regarding these grants.

(3)

These PSUs will vest following the three-year performance period ending February 1, 2025, based the Company’s adjusted earnings per share and total revenue performance during such performance period, subject to the NEO’s continued employment through such vesting date. The amounts in this row represent the threshold, target, and maximum number of PSUs that may be earned.

(4)

These RSUs will vest as to 34% on the first anniversary of the grant date and as to 16.5% at the end of each six-month period thereafter, subject to the NEO’s continued employment through each vesting date.

(5)

These stock options will vest as to 10% on the six-month anniversary of the grant date, as to 20% on the 12-month anniversary of the grant date, as to 30% on the 18-month anniversary of the grant date, and as to 40% on the 24-month anniversary of the grant date, subject to the NEO’s continued employment through each vesting date.

(6)

These RSUs will vest as to 10% on the six-month anniversary of the grant date, as to 20% on the 12-month anniversary of the grant date, as to 30% on the 18-month anniversary of the grant date, and as to 40% on the 24-month anniversary of the grant date, subject to the NEO’s continued employment through each vesting date.

(7)

These stock options will vest as to 34% on the first anniversary of the grant date and as to 16.5% at the end of each six-month period thereafter, subject to the NEO’s continued employment through each vesting date.

(8)

These PSUs vested following the end of fiscal 2022 at 196.9% of target. The amounts in this row represent the threshold, target, and maximum number of PSUs that may be earned, with threshold assuming threshold achievement of each performance measure. Although the full three-year award was approved in October 2022, because the applicable performance targets were not established during fiscal 2022, the fiscal 2023 and fiscal 2024 tranches of these PSUs will be reported as fiscal 2023 and fiscal 2024 grants in accordance with SEC guidance.

(9)

These PSUs vested following the end of fiscal 2022 at 133.5% of target. The amounts in this row represent the threshold, target, and maximum number of PSUs that may be earned, with threshold assuming threshold achievement of each performance measure. Although the full three-year award was approved in June 2022, because the applicable performance targets were not established during fiscal 2022, the fiscal 2023 and fiscal 2024 tranches of these PSUs will be reported as fiscal 2023 and fiscal 2024 grants in accordance with SEC guidance.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Common Series C Units

Prior to our initial public offering, our NEOs received equity incentives in the form of Common Series C Units in Scooby LP, our indirect parent (the “C Units”). C Units are intended to qualify as “profits interests” for U.S. income tax purposes. The C Units are designed to align the NEOs’ interests with the interests of our equity holders and represent interests in the future profits (once a certain level of proceeds has been generated) in Scooby LP (and its operating entities). We historically granted C Units to new executives upon hire, or a short time thereafter, and to our existing executives from time to time. Scooby LP and our board of directors determined the appropriate number of C Units for each grant by giving consideration to external factors (such as make-whole awards for employees forfeiting compensation opportunities from their prior employers, as was the case for Mr. Coughlin), internal pay equity, retention needs, promotions, and the particular challenges facing Petco at the time of grant. Like stock options, the C Units only generate payments to recipients if the value of Petco increases after the C Units are granted, and any subsequent decrease in the value of Petco will likewise decrease the value potentially realizable by the recipients. C Units that were granted in the past, and particularly those granted during periods of lower company performance, typically have lower Distribution Thresholds (as defined below) and thus the greatest potential opportunity for appreciation.

C Units are granted with a “Distribution Threshold,” which acts similarly to an exercise price for a stock option such that the holder will only realize value following returns to investors in excess of such amount. The Distribution Threshold has traditionally been reviewed and set on a periodic basis in conjunction with an outside valuation. C Units generally vest in equal annual installments over five years following the date of grant or vesting commencement date and are subject to accelerated vesting in connection with a change in control and certain other events, as described under “—Potential Payments Upon Termination or Change in Control—C Units” below. The C Units remained outstanding following our initial public offering in January 2021, and no additional C Units have been or will be awarded since our initial public offering.

Although the Distribution Threshold acts similarly to an exercise price for a stock option, the NEOs do not have the ability to “exercise” the C Units. Unlike a vested stock option which generally provides the NEO with discretion of when to exercise and realize income, NEOs will only realize value with respect to their vested C Units when distributions are made by Scooby LP, which is generally within the control of our sponsors and conditioned upon the sale of our Class A common stock held by our sponsors. As a result, the NEOs did not realize any value from their C Units in connection with our initial public offering and have not realized any value from the C Units since our initial public offering, as no Distribution Thresholds have been met to date.

Employment Agreements

Ronald Coughlin, Jr.

Effective upon our initial public offering, we entered into an amended and restated employment agreement with Mr. Coughlin, which set forth his then-current base salary, annual bonus target subject to the achievement of board-approved performance goals, and other customary terms and conditions. Under this agreement, Mr. Coughlin is eligible for certain payments upon certain terminations of employment, as described under “Potential Payments Upon Termination or Change in Control—Employment Agreements—Ronald Coughlin, Jr.” below. Mr. Coughlin’s agreement also subjects him to covenants regarding non-solicitation of our partners and our customers, vendors, distributors, and strategic partners while Mr. Coughlin is employed by us and for one year thereafter.

Brian LaRose

Mr. LaRose is party to an employment letter agreement with us dated August 18, 2020, with certain compensation terms that were superseded in connection with his promotion in August 2021. Mr. LaRose’s employment letter agreement sets forth his initial base salary, initial annual bonus target subject to the achievement of performance goals, and other customary terms and conditions. Under his employment letter agreement, the sign-on bonus that Mr. LaRose received in 2020 ceased to be subject to repayment on August 18, 2022.

Justin Tichy

In connection with his appointment, we entered into an employment letter agreement with Mr. Tichy on September 17, 2018, which sets forth his initial base salary, initial annual bonus target subject to achievement of performance goals, an initial signing bonus, and other customary terms and conditions.

Darren MacDonald

In connection with his appointment, we entered into an employment agreement with Mr. MacDonald on May 25, 2019, which sets forth his initial base salary, initial annual bonus target subject to achievement of performance goals, relocation assistance, and other customary terms and conditions. The agreement also subjects Mr. MacDonald to covenants regarding non-solicitation of our partners and our customers, vendors, distributors, and strategic partners while Mr. MacDonald is employed by us and for one year thereafter.

Amy College

Ms. College is party to an employment letter agreement with us dated April 18, 2019, with certain compensation terms that were amended in connection with her promotion in February 2022. Ms. College’s employment letter agreement sets forth her initial base salary, initial annual bonus target subject to the achievement of performance goals, and other customary terms and conditions. The February 2022 amendment provides Ms. College with a number of benefits associated with her relocation of her primary residence to San Diego, including (i) net monthly housing assistance of $7,700 for up to two years, (ii) certain automobile reimbursements or payments for up to two years, which Ms. College did not use in Fiscal 2022, (iii) travel support of $20,000 per year for up to two years, and (iv) a $100,000 payment, which was paid on July 5, 2022, intended to assist with other costs associated with relocating to San Diego. In addition, the February 2022 amendment provides that Ms. College will be eligible for financial planning and tax preparation services and an annual comprehensive wellness exam.

In addition to the employment agreements, each NEO is also party to our standard Confidentiality and Inventions Agreement, which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table reflects information regarding outstanding unvested C Units, stock options, PSUs, RSUs, and restricted stock held by our NEOs as of January 28, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(19)

Ronald Coughlin, Jr.

C Units (1)(2)					30,000,000	$18,900,000
Stock Options (3)	837,500	412,500	$18.00	1/13/31
Stock Options (4)	—	1,813,187	$10.98	12/5/32
RSUs (5)					68,750	$807,125
RSUs (6)					201,805	$2,369,191
PSUs (7)							201,805	$2,369,191

Brian LaRose

C Units (1)(8)					1,200,000	$936,000
Stock Options (3)	20,100	9,900	$18.00	1/31/31
Stock Options (9)	—	69,445	$21.06	4/26/32
Stock Options (4)	—	366,301	$10.98	12/5/32
RSUs (5)					8,984	$105,472
RSUs (10)					23,667	$277,851
RSUs (6)					28,491	$334,484
RSUs (11)					17,171	$201,588
RSUs (12)					91,075	$1,069,221

Justin Tichy

C Units (1)(17)					2,000,000	$1,525,000
Stock Options (3)	107,679	53,036	$18.00	1/31/31
Stock Options (9)	—	69,445	$21.06	4/26/32
Stock Options (4)	—	183,151	$10.98	12/5/32
RSUs (5)					20,626	$242,149
RSUs (6)					28,491	$334,484
RSUs (11)					274,726	$3,225,283
RSUs (12)					45,538	$534,616
PSUs (18)					55,030	$646,052

Darren MacDonald

C Units (1)(13)					2,000,000	$1,760,000
Stock Options (3)	107,679	53,036	$18.00	1/31/31
Stock Options (9)	—	69,445	$21.06	4/26/32
Stock Options (4)	—	183,151	$10.98	12/5/32
RSUs (5)					20,626	$242,149
RSUs (6)					28,491	$334,484
RSUs (14)					281,426	$3,303,941
RSUs (12)					45,538	$534,616
Restricted Stock (15)					27,651	$324,623
PSUs (16)					184,552	$2,166,640

Amy College

C Units (1)(17)					370,000	$304,600
Stock Options (3)	20,100	9,900	$18.00	1/31/31
Stock Options (9)	—	57,871	$21.06	4/26/32
Stock Options (4)	—	488,401	$10.98	12/5/32
RSUs (5)					8,984	$105,472
RSUs (6)					23,742	$278,731
RSUs (11)					13,737	$161,272
RSUs (12)					121,433	$1,425,623

(1)

The C Units are intended to qualify as “profits interests” for U.S. tax purposes. They do not require the payment of an exercise price but are economically similar to stock appreciation rights because they have no value for tax purposes as of the grant date and will obtain value only as the underlying value of the security rises above its Distribution Threshold. C Units that were granted in the past, and particularly those granted during periods of lower company performance, typically have lower Distribution Thresholds and thus the greatest potential opportunity for appreciation. The amounts in these rows represent the total unvested C Units that were held by our NEOs as of January 28, 2023, all of which were granted prior to our initial public offering, including as far back as 2018.

(2)

Mr. Coughlin’s unvested C Units were granted with the following Distribution Thresholds and have vested or will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

3,000,000	$1.00	June 4, 2023

6,000,000	$0.75	June 4, 2023

12,000,000	$0.50	April 1, 2023 and April 1, 2024

9,000,000	$1.00	July 27, 2023, July 27, 2024, and July 27, 2025

(3)

These stock options vested as to 34% on January 13, 2022, vested as to 16.5% on each of July 13, 2022 and January 13, 2023, and vest as to 16.5% on each of July 13, 2023 and January 13, 2024, in each case, subject to the NEO’s continued employment with us through each vesting date.

(4)

These stock options vest as to 10% on June 5, 2023, as to 20% on December 5, 2023, as to 30% on June 5, 2024, and as to 40% on December 5, 2024, in each case, subject to the NEO’s continued employment with us through each vesting date.

(5)	These RSUs vest as to one-half on each of July 13, 2023 and January 13, 2024, in each case, subject to the NEO’s continued employment with us through each vesting date.

(6)

These RSUs vest as to 34% on April 26, 2023 and vest as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(7)

These PSUs will vest following the three-year performance period ending February 1, 2025 based the Company’s adjusted earnings per share and total revenue performance during such performance period, subject to the NEO’s continued employment through such vesting date. In accordance with SEC rules, these PSUs are reflected at target performance.

(8)

Mr. LaRose’s unvested C Units were granted with a Distribution Threshold of $0.60 and will vest ratably on September 16, 2023, September 16, 2024, and September 16, 2025, in each case, subject to his continued employment with us through each vesting date.

(9)

These stock options vest as to 34% on April 26, 2024 and as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(10)	These RSUs vest as to 25% on each of March 20, 2023, September 20, 2023, March 20, 2024, and September 20, 2024.

(11)	These RSUs vest as to 34% on July 19, 2023 and as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(12)

These RSUs vest as to 10% on June 5, 2023, as to 20% on December 5, 2023, as to 30% on June 5, 2024, and as to 40% on December 5, 2024, in each case, subject to the NEO’s continued employment with us through each vesting date.

(13)

Mr. MacDonald’s unvested C Units were granted with a Distribution Threshold of $0.50 and will vest ratably on July 1, 2023 and July 1, 2024, in each case, subject to his continued employment with us through each vesting date.

(14)	These RSUs vest as to 34% on October 18, 2023 and as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(15)	These shares of restricted stock vested on March 30, 2023.

(16)	These PSUs vested on March 8, 2023 at 196.9% of target.

(17)

Mr. Tichy’s unvested C Units were granted with the following Distribution Thresholds and will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

700,000	$0.75	January 2, 2024

700,000	$0.50	January 2, 2024

600,000	$0.60	August 3, 2023, August 3, 2024, and August 3, 2025

(18)	These PSUs vested on March 8, 2023 at 133.5% of target.

(19)

Other than with respect to C Units, amounts in these columns reflect the value of outstanding RSUs, PSUs, or restricted stock as of January 28, 2023, based on a per share price of $11.74, the closing price of our Class A common stock on January 27, 2023, the last trading day of fiscal 2022. With respect to C Units, amounts in these columns reflect the value of outstanding C Units as of January 28, 2023 based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock of $11.74 on January 27, 2023, the last trading day of fiscal 2022 for purposes of valuing the Class A common stock held indirectly by Scooby LP. The per C Unit value is reduced by the applicable Distribution Threshold.

Option Exercises and Stock Vested

The following table reflects the C Units, RSUs, and restricted stock held by our NEOs which vested during fiscal 2022. No NEOs exercised any stock options during fiscal 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Ronald Coughlin, Jr.

C Units	18,000,000	$21,990,000

RSUs	68,750	$858,000

Brian LaRose

C Units	400,000	$432,000

RSUs	21,176	$278,175

Justin Tichy

C Units	1,600,000	$921,000

RSUs	20,626	$257,412

Darren MacDonald

C Units	1,000,000	$1,260,000

Restricted Stock & RSUs	158,078	$2,953,968

Amy College

C Units	150,000	$140,500

RSUs	8.984	$112,120

(1)

Does not reflect any actual value realized with respect to the C Units. The value included in this column reflects the theoretical value of the C Units based on the distribution the C Units would have been eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on the applicable vesting date for purposes of valuing the Class A common stock held indirectly by Scooby LP. In each case, the per C Unit value is reduced by the applicable Distribution Threshold.

(2)

The value of restricted stock and RSUs is determined based on the closing price of our Class A common stock on the applicable vesting date. None of the NEOs have realized any value from the C Units since they were granted.

Nonqualified Deferred Compensation

The following table sets forth information regarding the value of accumulated benefits of our NEOs under our nonqualified deferred compensation plan as of January 28, 2023.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Ronald Coughlin, Jr.	$1,140,759	$65,047	$(580,201)	—	$5,542,731

Brian LaRose	$80,089	$12,906	$(8,225)	—	$142,609

Justin Tichy	$102,914	$8,906	$(13,020)	—	$152,576

Darren MacDonald	$178,126	$29,000	$(19,903)	$52,038	$285,660

Amy College	—	—	—	—	—

(1)

Amounts in this column represent base salary and annual bonuses that were payable during fiscal 2022 but the receipt of which was deferred. These amounts are included in the Summary Compensation Table under “Salary” for fiscal 2022 and under “Non-Equity Incentive Plan Compensation” for the 2021 fiscal year (which 2021 AIP amounts were paid during fiscal 2022).

(2)	Amounts in this column represent Petco matching contributions, which are included in the Summary Compensation Table under “All Other Compensation” for fiscal 2022.

(3)

The aggregate balance for each NEO includes the following amounts that were included in the Summary Compensation Table in prior fiscal years: (i) for Mr. Coughlin, $4,061,434; (ii) for Mr. LaRose, $75,290; (iii) for Mr. Tichy, $128,591; and (iv) for Mr. MacDonald, $344,325. Ms. College did not participate in our nonqualified deferred compensation plan as of the end of fiscal 2022.

Messrs. Coughlin, LaRose, Tichy, and MacDonald have elected to participate in our nonqualified deferred compensation plan, which is an unfunded plan that is available to executives and certain key partners and directors of Petco. Under the plan and pursuant to the terms of their employment agreements, as applicable, participants are permitted to defer a portion of their annual base salary and bonus. We make a matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. Participants are 100% vested in matching contributions. Participants may select among a broad range of deemed investment alternatives under this plan, and participants’ accounts are credited with a rate of return based on the performance of the selected investments. Petco does not provide above-market earnings on deferred compensation. If a participant separates from service on or after reaching age 55 and attaining six years of service, the participant’s account may be paid in a single lump sum or in annual installments from two to ten years (at the participant’s election). If a participant separates from service without meeting the age and service requirements set forth above, or as a result of his or her death or disability, the participant (or his or her beneficiaries, as applicable) will receive his or her account balance in the form of a lump sum. We have established a rabbi trust to assist in meeting a portion of our obligations under the plan. To the extent required to comply with Section 409A of the Code, payment upon termination of employment is subject to a six-month delay.

Potential Payments Upon Termination or Change in Control

Executive Severance Plan

All of our NEOs, other than Mr. Coughlin, are eligible to participate in the Executive Severance Plan. Upon a termination of a participating NEO’s employment by us without “Cause” or by such NEO for “Good Reason,” such NEO would be eligible for the following severance benefits: (i) a lump sum payment equal to the NEO’s annual base salary; (ii) payment of a pro-rata portion of the actual annual incentive bonus that the NEO would have earned for the fiscal year in which the termination occurs, pro-rated based on the number of days the NEO is employed during such fiscal year; (iii) a lump sum payment equal to 12 times the monthly premiums for such NEO’s (and such NEO’s covered dependents’) participation in our group health plans pursuant to COBRA; and (iv) payment of any earned but unpaid annual incentive bonus for the fiscal year preceding the fiscal year in which the termination occurs. Severance benefits under the Executive Severance Plan are subject to execution of a release of claims and continued compliance with the NEO’s Confidentiality and Inventions Agreement with us.

For purposes of the Executive Severance Plan:

•	“Cause” means the NEO: (i) materially breached an agreement between the NEO and the Company, or any provisions of the Company’s Code of Conduct or other Company policy, which remains uncured 30 days following written notice; (ii) failed to perform the NEO’s duties or the NEO’s gross negligence in performing, or unfitness or unavailability to perform, such duties, in each case, which remains uncured 30 days following written notice; (iii) committed theft, fraud, or dishonesty in the performance of the NEO’s duties or the NEO’s breach of his or her duty of care or loyalty to the Company; (iv) is convicted of, or entered into a guilty or no-contest plea to, any misdemeanor involving dishonesty, fraud, or moral turpitude, or any felony; or (v) acted in bad faith or engaged in willful misconduct.
•	“Good Reason” means: (i) a material diminution in the NEO’s authority, duties, or responsibilities; (ii) a material diminution in the NEO’s base salary; (iii) a relocation of the NEO’s principal place of employment by more than 50 miles; or (iv) a successor of the Company does not assume the Executive Severance Plan, in each case, subject to customary notice and cure provisions.

If the payments and benefits under the Executive Severance Plan would trigger an excise tax under Section 4999 of the Code, the plan provides that such payments and benefits will be reduced to a level at which the excise tax is not triggered, unless the applicable NEO would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.

Ronald Coughlin, Jr. Employment Agreement

Mr. Coughlin’s amended and restated employment agreement provides severance benefits to Mr. Coughlin in the event he is terminated without “Cause” or he resigns for “Good Reason,” in each case, subject to his execution of a release of claims. If such termination occurs more than three months prior to, or more than 18 months following, a “Change in Control,” the severance benefits include: (i) a lump sum payment equal to 18 months of his base salary; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) acceleration of all time-based equity awards (excluding C Units) that would have vested during the 12 months following such termination; (v) acceleration of all performance-based equity awards (excluding C Units) for which the performance period ends during the 12 months following such termination, so long as such performance-based goals are actually achieved; and (vi) Petco-paid continued health insurance benefits under COBRA for up to 18 months following Mr. Coughlin’s termination.

Additionally, in the event such termination without Cause or resignation for Good Reason occurs within the three months prior to or the 18 months following a Change in Control, Mr. Coughlin will be eligible for the following severance benefits in lieu of the severance benefits described above: (i) a lump sum payment equal to two times the sum of his base salary and target annual bonus; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) accelerated vesting of time-based equity awards (excluding C Units); (v) all outstanding performance-based equity awards (excluding C Units) will remain outstanding and eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed (see below for the additional terms governing his 2022 PSU awards); and (vi) Petco-paid continued health insurance benefits under COBRA for up to 18 months following such termination.

Mr. Coughlin’s amended and restated employment agreement also provides for the following accelerated vesting benefits upon a termination of his employment as a result of death or “Disability”: (i) accelerated vesting of time-based equity awards (excluding C Units); and (ii) all outstanding performance-based equity awards (excluding C Units) will remain outstanding and eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed.

Upon a Change in Control, if the benefits under Mr. Coughlin’s amended and restated employment agreement would trigger an excise tax under Section 4999 of the Code, the amended and restated employment agreement provides that Mr. Coughlin’s benefits will be reduced to a level at which the excise tax is not triggered, unless Mr. Coughlin would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.

For purposes of Mr. Coughlin’s employment agreement:

•	“Cause” includes: (i) Mr. Coughlin’s material breach of his employment agreement; (ii) the willful failure or refusal by him to substantially perform his duties; (iii) the conviction of Mr. Coughlin of, or the entering of a plea of nolo contendere by him with respect to, a felony or a misdemeanor involving moral turpitude; (iv) Mr. Coughlin’s inability or failure to competently perform his duties in any material respect due to the use of drugs or alcohol; and (v) Mr. Coughlin’s material breach of any policy or code of conduct of Petco, subject to, in the cases of clauses (i), (ii) and (v), customary notice and cure provisions.

•	“Change in Control” has the meaning provided under the 2021 Plan.

•	“Disability” means that Mr. Coughlin is either: (i) unable to engage in substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under Petco’s accident and health plan.

•	“Good Reason” means: (i) the removal of Mr. Coughlin from our board of directors; (ii) a material diminution in his authority, duties or responsibilities; (iii) a requirement that he report to any person or body other than our board of directors; (iv) a material diminution in his base salary or target bonus amount; (v) the relocation of his office by more than 30 miles; (vi) our failure to obtain the assumption in writing of its obligation to perform the amended and restated employment agreement by any successor to all or substantially all of our assets, whether direct or indirect by a merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or (vii) any other action or inaction that constitutes a material breach by us of his amended and restated employment agreement, in each case, subject to customary notice and cure provisions.

C Units

All unvested C Units will become fully vested upon the occurrence of a “Change in Control,” subject to each NEO’s continued employment through such event. A Change in Control did not occur upon the closing of our initial public offering for purposes of the C Units.

In addition to acceleration upon a Change in Control, a portion of each NEO’s C Units may vest upon direct or indirect sales by Scooby LP of our Class A common stock, and all unvested C Units will fully accelerate in the event Scooby LP sells 90% of its direct or indirect holdings of our Class A common stock.

Upon an NEO’s termination without “Cause” (and, for Mr. Coughlin, a resignation for “Good Reason”): (i) a pro-rata portion of the C Units that would have vested at the next regularly scheduled vesting date will be accelerated based on the number of days elapsed since the most recent vesting date as compared to the total number of days between the most recent vesting date and the next regularly scheduled vesting date; and (ii) the NEO will continue to receive the benefit of the preceding paragraph for direct or indirect sales of our Class A common stock by Scooby LP up to 180 days following the date of termination.

For purposes of the C Units, “Cause” and “Good Reason” generally have the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, the meaning set forth in the Scooby LP partnership agreement. Additionally, “Change in Control” generally includes (i) a third party’s acquisition of 50% or more of Scooby LP or (ii) a third party’s acquisition of all or substantially all of the assets of Scooby LP and its subsidiaries, in each case, so long as the proceeds received by the Sponsors or Scooby LP consist of cash or marketable securities.

Additionally, the C Units are subject to customary repurchase rights in favor of Scooby LP in the event of the NEO’s termination of employment.

Equity Awards

Stock Options, Restricted Stock and RSUs

Except with respect to awards under the 2021 Plan granted to Mr. Coughlin, which are governed by the acceleration terms set forth under his amended and restated employment agreement as described above, the award agreements governing the outstanding stock options, restricted stock, and RSUs under the 2021 Plan provide for accelerated vesting upon certain terminations of employment. Upon an NEO’s termination of employment as a result of death or disability, all outstanding stock options, shares of restricted stock, and RSUs held by such NEO will become fully vested. Similarly, upon a termination of an NEO’s employment without “Cause” or a resignation for “Good Reason,” in each case, within 24 months following a “Change in Control,” all outstanding stock options, shares of restricted stock, and RSUs held by such NEO will become fully vested; however, Mr. LaRose’s RSUs and stock options granted prior to his appointment as Chief Financial Officer will only accelerate upon a termination of his employment without “Cause” within 24 months following a “Change in Control.”

Additionally, upon an NEO’s “Retirement,” (i) prior to the first anniversary of the grant date, a pro-rated portion of all unvested stock options and RSUs held by such NEO will become vested and (ii) on or following the first anniversary of the grant date, all outstanding stock options, shares of restricted stock and RSUs held by such NEO will become fully vested.

For purposes of awards under the 2021 Plan:

•	“Cause” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) the NEO’s material breach of any agreement with Petco; (ii) the willful failure or refusal by the NEO to substantially perform his or her duties; (iii) the commission or conviction of the NEO of, or the entering of a plea of nolo contendere by the NEO with respect to, a felony or misdemeanor involving moral turpitude; (iv) the NEO’s gross misconduct that causes harm to Petco’s reputation; or (v) the NEO’s inability or failure to competently perform his or her duties in any material respect due to the use of drugs or other illicit substances.

•	“Change in Control” generally means the occurrence of any of the following: (i) any person becoming the beneficial owner of 50% or more of Petco’s outstanding securities; (ii) incumbent directors cease to constitute a majority of our board of directors; (iii) consummation of a merger or consolidation, other than a merger or consolidation which would result in the holders of Petco’s voting securities prior to such transaction continue to represent at least 50% of the combined voting power of the securities of Petco or surviving entity of such transaction; (iv) implementation of a plan of complete liquidation or dissolution of Petco; or (v) a sale of all or substantially all of Petco’s assets.
•	“Good Reason” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) a material diminution in the NEO’s authority, duties, or responsibilities with Petco; (ii) a material diminution in the NEO’s base salary; (iii) a geographic relocation by more than 50 miles; or (iv) a material breach of Petco of its obligations under the award agreement, in each case, subject to customary notice and cure provisions.

•	“Retirement” means an NEO’s resignation after attaining age 55 with 10 years or more of service to Petco. As of January 28, 2023, none of our NEOs were Retirement-eligible for purposes of awards granted under the 2021 Plan.

PSUs

In addition to the terms applicable under Mr. Coughlin’s amended and restated employment agreement, the PSUs granted to Mr. Coughlin in 2022 provide that, upon the consummation of a Change in Control prior to the end of the performance period, the performance goals will no longer be applicable and the target PSUs will be eligible to vest on the third anniversary of the date of grant, subject to his continued employment through such vesting date.

For purposes of the PSUs granted to Messrs. Tichy and MacDonald in 2022, upon a termination as a result of death or disability, any PSUs allocated to a completed fiscal year (but not yet settled) will remain eligible to vest based on actual performance and any PSUs allocated to incomplete or future fiscal years will vest at target. In addition, in the event of the NEO’s Retirement: (i) outstanding PSUs allocated to completed fiscal years will remain eligible to vest based on actual performance; (ii) PSUs allocated to the fiscal year in which such Retirement occurs will vest as to a pro-rated amount based on actual performance; and (iii) PSUs allocated to fiscal years following the fiscal year in which such Retirement occurs will be forfeited. Upon a Change in Control prior to the end of the performance period, PSUs allocated to completed fiscal years (but not yet settled) will vest based on actual performance effective immediately prior to the Change in Control, and PSUs allocated to incomplete fiscal years will no longer be subject to performance goals and will vest on the last day of each such fiscal year, subject to the NEO’s continued employment. Finally, upon a termination of the NEO’s employment without Cause or a resignation for Good Reason following a Change in Control, all outstanding PSUs will vest at target.

Quantification of Potential Payments

The table below sets forth the aggregate amounts that would have been payable to each NEO under the Executive Severance Plan, Mr. Coughlin’s amended and restated employment agreement, with respect to unvested C Units, and award agreements under the 2021 Plan, as described above, assuming the applicable termination event or Change in Control occurred on January 28, 2023. As of January 28, 2023, none of our NEOs were Retirement-eligible for purposes of awards granted under the 2021 Plan.

Name	Termination without Cause ($)	Resignation for Good Reason ($)	Death or Disability ($)	Qualifying Termination in Connection with a Change in Control ($)	Change in Control ($)

Ronald Coughlin, Jr.

Cash Payments (1)	$1,650,000	$1,650,000	—	$4,950,000	—

Continued Health Benefits (2)	$22,194	$22,194	—	$22,194	—

Equity Awards (3)	$10,571,554	$10,571,554	$4,554,338	$25,823,529	$18,900,000

Total	$12,243,748	$12,243,748	$4,554,338	$30,795,723	$18,900,000

Brian LaRose

Cash Payments (1)	$700,000	$700,000	—	$700,000	—

Continued Health Benefits (2)	$14,796	$14,796	—	$14,796	—

Equity Awards (3)	$114,542	—	$2,267,004	$3,203,004	$936,000

Total	$829,338	$714,796	$2,267,004	$3,917,800	$936,000

Justin Tichy

Cash Payments (1)	$625,000	$625,000	—	$625,000	—

Continued Health Benefits (2)	$24,700	$24,700	—	$24,700	—

Equity Awards (3)	$151,370	—	$6,250,628	$7,775,628	$1,525,000

Total	$801,070	$649,700	$6,250,628	$8,425,328	$1,525,000

Darren MacDonald

Cash Payments (1)	$625,000	$625,000	—	$625,000	—

Continued Health Benefits (2)	$24,700	$24,700	—	$24,700	—

Equity Awards (3)	$508,712	—	$9,249,377	$11,009,377	$1,760,000

Total	$1,158,412	$649,700	$9,249,377	$11,659,077	$1,760,000

Amy College

Cash Payments (1)	$600,000	$600,000	—	$600,000	—

Continued Health Benefits (2)	$13,596	$13,596	—	$13,596	—

Equity Awards (3)	$49,579	—	$2,342,284	$2,646,884	$304,600

Total	$663,175	$613,596	$2,342,284	$3,260,480	$304,600

(1)	These amounts include cash severance payments under the Executive Severance Plan or Mr. Coughlin’s amended and restated employment agreement, as applicable.

(2)

Amounts in this row are based on premiums in effect as of February 1, 2023, which are assumed for purposes of these calculations to remain in effect throughout the duration of the period in which continued health benefits are provided.

(3)

Amounts in this row reflect (i) the C Units that would become vested upon the occurrence of the applicable event based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock of $11.74 on January 27, 2023, the last trading day of fiscal 2022 for purposes of valuing the Class A common stock held indirectly by Scooby LP, less the applicable Distribution Threshold, and (ii) the stock options, RSUs, PSUs, and restricted stock that would become vested upon the occurrence of the applicable event based on a per share price of $11.74, the closing price of our Class A common stock on January 27, 2023, the last trading day of fiscal 2022, less the exercise price, if applicable. No value is reflected herein for any stock options with an exercise price in excess of $11.74. For purposes of any PSUs which remain subject to actual performance following termination, amounts in this row assume achievement of target performance.

CEO PAY RATIO

The fiscal 2022 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2022, other than Mr. Coughlin, our CEO, was $28,016; Mr. Coughlin’s fiscal 2022 annual total compensation was $19,590,453; and the ratio of these amounts was 1-to-699.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For fiscal 2022, as permitted under Item 402(u) of Regulation S-K, we utilized the same median employee used for purposes of calculating our fiscal 2021 pay ratio. To identify our median compensated employee, we reviewed the gross wages reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2021, which wages were annualized for any employee who did not work for the entire year. For these purposes, we identified our employee population as of December 31, 2021 based on our payroll records or based on our treatment of employees for U.S. tax or local tax reporting purposes resulting in an employee population of 28,449. We determined that there were no changes to our employee population or employee compensation in fiscal 2022 that would result in a significant change to our pay ratio.

Our median employee is a full-time store partner working in a Missouri store.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

PAY VS. PERFORMANCE DISCLOSURE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance measures of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non- CEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income ($M)(7)	Adjusted EBITDA ($M)(8)

2022	$19,590,453	$(11,340,890)	$6,618,539	$4,513,569	$39.93	$87.14	$90.8	$582.3

2021	$4,025,740	$(63,071,055)	$2,890,921	$(2,050,650)	$62.24	$105.55	$164.4	$591.5

2020	$25,898,323	$184,711,531	$6,134,975	$19,463,127	$88.54	$99.27	$(26.5)	$484.3

(1)
Mr. Coughlin was our only principal executive officer (PEO) during the 2020, 2021, and 2022 fiscal years. The amounts shown represent the amounts reported in the “Total” column of the Summary Compensation Table for Mr. Coughlin in each of the fiscal years.

(2)
Amounts in this column represent the amount of “compensation actually paid” to our CEO, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Mr. Coughlin (CEO)	2022	2021	2020

Summary Compensation Table Total	$19,590,453	$4,025,740	$25,898,323

Less , value of Stock Awards and Option Awards reported in Summary Compensation Table	$(18,400,027)	—	$(23,397,787)

Plus , year-end fair value of outstanding and unvested equity awards granted during the year	$15,599,372	—	$60,140,995

Plus , year over year change in fair value of outstanding and unvested equity awards granted during prior years	$(23,869,000)	$(52,043,375)	$122,070,000

Plus , fair value as of the vesting date of equity awards granted and vested during the year	—	—	—

Plus , year over year change in fair value of equity awards granted in prior years that vested during the year	$(4,261,688)	$(15,053,420)	—

Compensation Actually Paid to CEO	$(11,340,890)	$(63,071,055)	$184,711,531

During the 2020 fiscal year, Mr. Coughlin received equity awards in connection with our initial public offering, as well as awards of C Units prior to our initial public offering. In light of the initial public offering grants in January 2021, Mr. Coughlin did not receive any equity awards during the 2021 fiscal year. As a result of the timing of the grants during these two years, and due to the o ve
rall decline in Petco’s stock price, the “compensation actually paid” for the 2020 fiscal year was high, followed by negative “compensation actually paid” during the 2021 and 2022 fiscal years.

(3)
The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Brian LaRose, Justin Tichy, Darren MacDonald, and Amy College; (ii) for 2021, Brian LaRose, Michael Nuzzo, Darren MacDonald, John Zavada, and Justin Tichy; and (iii) for 2020, Michael Nuzzo, Darren MacDonald, Justin Tichy, and Ilene Eskenazi.

(4)
Amounts in this column represent the average amount of “compensation actually paid” to the Company’s NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Average Non-CEO NEOs (a)	2022	2021	2020

Summary Compensation Table Total	$6,618,539	$2,890,921	$6,134,975

Less , value of Stock Awards and Option Awards reported in Summary Compensation Table	$(5,912,290)	$(160,003)	$(4,264,611)

Plus , year-end fair value of outstanding and unvested equity awards granted during the year	$5,835,106	$131,244	$9,362,635

Plus , year over year change in fair value of outstanding and unvested equity awards granted during prior years	$(1,313,610)	$(3,516,107)	$6,422,250

Plus , fair value as of the vesting date of equity awards granted and vested during the year	$—	—	—

Plus , year over year change in fair value of equity awards granted in prior years that vested during the year	$(714,176)	$(1,396,704)	$1,807,878

Compensation Actually Paid to Average Non-CEO NEOs	$4,513,569	$(2,050,650)	$19,463,127

(a)
Mr. MacDonald, who was a
non-CEO
NEO during each of the applicable years, received certain equity awards in settlement for cash-based incentive compensation awards. In accordance with SEC rules, these awards were reported as
“Non-Equity
Incentive Plan Compensation” in the Summary Compensation Table; however, the equity awards did not vest until the fiscal year following the fiscal year in which they were originally reported in the Summary Compensation Table. As such, the equity award adjustments reflected herein reflect the year over year change in fair value of these awards (as of year-end
or the vesting date, as applicable) relative to the original value for these awards reported as
“Non-Equity
Incentive Plan Compensation” in the Summary Compensation Table for the prior fiscal year so as to avoid double counting such awards.

(5)
Cumulative total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. For purposes of these amounts, the beginning of the measurement period is January 13, 2021, the date of our initial public offering.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Retail Index, which is the Company’s industry index utilized in the Performance Graph set forth in our Annual Report on Form
10-K
for each fiscal year.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)
Adjusted EBITDA is calculated consistent with the description provided in our Annual Report on Form
10-K
for the fiscal year ended January 28, 2023, under the heading “Reconciliation of
Non-GAAP
Financial Measures to GAAP Measures.”

Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Adjusted EBITDA;

•	Total Revenue; and

•	Adjusted Earnings per Share.
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. We generally seek to incentivize long-term performance, and therefore we do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

It is important to note that the timing of this disclosure’s implementation has a material impact on its calculated results. Shortly before the end of our 2020 fiscal year, we completed our initial public offering. Prior to our initial public offering, Mr. Coughlin was granted C Units, many of which remained unvested at the time of the initial public offering. As explained above, C Units are similar to stock options, and in connection with our initial public offering, the C Units exceeded their Distribution Thresholds for the first time. Because the unvested C Units did not have any value prior to the initial public offering
, the entire unvested value of Mr. Coughlin’s C Units, even those granted prior to the 2020 fiscal year, is reflected in the “compensation actually paid” to Mr. Coughlin for the 2020 fiscal year. Importantly, none of this value was realized in connection with the initial public offering, and the intrinsic value of the C Units continues to fluctuate with our stock price, as reflected herein. To date, Mr. Coughlin has not realized any value related to his C Units and does not control the timing of when such value, if any, is realized.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our Class A common stock that may be i ssued
under
equity
compensation plans as of January 28, 2023.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (3)

Equity Compensation Plans Approved by Security Holders

2021 Equity Incentive Plan	15,615,530	$14.02	11,216,223

2021 Employee Stock Purchase Plan	—	—	7,263,516

Equity Compensation Plans Not Approved by Security Holders

Total	15,615,530		18,479,739

(1)	This column reflects all PSUs (assuming target performance), RSUs, and stock options granted under the 2021 Plan that were outstanding as of January 28, 2023.

(2)
This column reflects the weighted-average exercise price of stock options granted under the 2021 Plan that were outstanding as of January 28, 2023. PSUs and RSUs reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)	This column reflects the total shares of our Class A common stock remaining available for issuance under the 2021 Plan and the ESPP as of January 28, 2023.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for the fiscal year ended January 28, 2023, as pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Executive Compensation,” our executive compensation program is designed to attract, retain, motivate, and reward highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving the lives of pets, pet parents, and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with the achievement of operational and financial results, increases in stockholder value, and delivering on our mission.

•	A significant portion of total compensation for our executives is at-risk and is subject to short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience, and expected future contributions.
•	We focus on creating simple, straightforward compensation programs that our partners and stockholders can easily understand.

Please read the “Executive Compensation” section beginning on page 26 for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers during fiscal 2022.

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers for the fiscal year ended January 28, 2023, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion disclosed in this Proxy Statement.”

Approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of at least a majority of the votes cast. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on this Proposal 2. Holders of Class B-2 common stock are not entitled to vote on this Proposal 2. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions and broker non-votes, if any, are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 2.

This resolution will not be binding on our board of directors or the compensation committee. However, our board of directors and the compensation committee will review and consider the results of this Proposal 2 when making future compensation decisions for our Named Executive Officers. Our board’s current policy is to hold annual say-on-pay votes, and thus, we expect that we will conduct our next say-on-pay vote at the 2024 annual meeting of stockholders.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—APPROVAL OF FIRST AMENDMENT TO THE COMPANY’S 2021 EQUITY INCENTIVE PLAN

We are requesting that stockholders vote to approve the First Amendment (the “Amendment”) to the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “2021 Plan,” and as amended by the Amendment, the “Amended Plan”), which was approved by our board of directors on April 27, 2023, subject to stockholder approval. If approved by stockholders, the Amendment will increase the shares of our Class A common stock, $0.001 par value per share (for purposes of this Proposal 3, the “Common Stock”) reserved for issuance under the 2021 Plan by 15,500,000 shares of Common Stock (the “Share Increase”).

The purpose of the Amended Plan is to promote and closely align the interests of our employees, officers, non-employee directors, and other service providers and our stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Amended Plan are to attract and retain the best available personnel for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of Petco through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders. The Amended Plan allows for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), incentive bonuses and other stock-based awards. We refer to these collectively in this Proposal as “Awards.”

As part of our board of directors’ decision to approve the Amendment, our board of directors considered the recommendation of the compensation committee, following consultation with Exequity, its independent compensation consultant, and analyzed our historical burn rate, anticipated future equity award needs, and the dilutive impact of the Share Increase. In particular, our board of directors considered the following:

•

Shares Remaining Available Under the 2021 Plan: As of April 25, 2023, under the 2021 Plan (without taking into effect the Amendment), 4,807,178 shares remained available for future awards, which our board of directors believes will be insufficient to meet Petco’s anticipated future equity award needs. The following table sets forth certain information about the 2021 Plan, as of April 25, 2023.

Number of shares available for future awards under the 2021 Plan (without taking into effect the Amendment)	4,807,178

Number of shares being authorized under the Amendment	15,500,000

Number of shares subject to outstanding stock options	7,794,590

Weighted average remaining term of outstanding stock options	8.92 years

Weighted average exercise price of outstanding stock options	$14.01

Number of shares subject to outstanding restricted stock awards, RSUs, and performance stock units (“PSUs”) assuming target performance	13,666,871

Total number of shares available for future awards under the Amended Plan if this proposal is approved	20,307,178

Approximate number of shares available for future issuance under our 2021 Employee Stock Purchase Plan	7,157,202

Closing sale price of our Common Stock on the NASDAQ Global Select Market	$9.42

Total shares of Common Stock outstanding[1]	266,787,939

Total Class A common stock outstanding	228,997,158

Class B-1 common stock outstanding	37,790,781

Class B-2 common stock outstanding	37,790,781

[1]

Total shares of Common Stock Outstanding include Class A and Class B-1 shares but exclude Class B-2 shares. The rights of the holders of Class B-2 common stock differ from the rights of the holders of Class A common stock and Class B-1 common stock in that holders of Class B-2 common stock only possess the right to vote on the election or removal of the Company’s directors.

•	Historical Run Rate: Our 2021 Plan share usage over the 2020, 2021, and 2022 fiscal years represented a three-year average gross run rate of 2.53%, as further detailed in the table below.

Fiscal Year	Weighted Average Common Stock Outstanding[1]	Stock Options Granted	RSUs and Restricted Stock Awards Granted	PSUs Granted	Annualized Run Rate

2020	264,214,921	3,503,640	3,052,810	388,390	2.63%

2021	264,260,621	0	449,167	0	0.17%

2022	265,522,542	5,124,976	6,840,961	694,999	4.77%

				Three-Year Average	2.53%

We believe that our partners make more stockholder-aligned decisions when they are owners of the company, which is why we have granted equity awards deeper into the organization in prior years than many peer retailers. In addition, to remain competitive in a challenging labor environment, we generally target equity award levels to be between the market median and the market 60th percentile for the majority of our award recipients. We believe this long-term strategy allows Petco to better retain top talent, especially within our operating teams. This practice results in higher than median share run rate in the short-term but is partially offset by higher forfeiture rates typically seen with more junior-level partners.

Our initial equity awards under the 2021 Plan were granted in conjunction with our initial public offering (“IPO”) in January 2021, which led to a high run rate for fiscal year 2020. Due to the timing of the IPO and corresponding equity awards, we did not have an annual grant in fiscal year 2021, which resulted in a low run rate. In 2022, special retention awards for certain partners, along with a share price decline during the second half of the year, combined to push our annual run rate to a higher-than-expected level which we intend to moderate in the future.

•

Dilution: Potential dilution is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current stockholders that could result from the future issuance of the shares reserved under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the Amended Plan is approved, our dilution will increase from approximately 9.8% to approximately 15.7% based on shares and awards outstanding as of April 25, 2023.

Best Practices Under the Amended Plan

The Amended Plan includes several provisions that reflect corporate governance best practices, including the following:

•	No Repricing: The Amended Plan prohibits repricing of stock options and SARs without stockholder approval.

•	Term and Exercise Price Limits on Stock Options and SARs: Stock options and SARs granted under the Amended Plan are subject to a maximum term of 10 years and may not be granted at a discount to the fair market value of the Common Stock on the date of grant. Reload options are not permitted under the Amended Plan.

•	Limit on Non-Employee Director Compensation: The Amended Plan includes an annual limit on equity-based and cash compensation granted to non-employee directors of $800,000 (or $1,000,000 in the director’s first year on the board or in any year in which the director serves as Chairman or Lead Director).
•	Clawback Policy: Awards under the Amended Plan are subject to our clawback policy and any clawback policy that we may adopt in the future.

•	No Automatic Single Trigger Acceleration or Tax Gross-Ups: In the event of a change in control, the Amended Plan does not provide for automatic single trigger acceleration of outstanding Awards, and instead, so long as Awards are continued or assumed, provides for double trigger acceleration—providing for acceleration only in the event of an involuntary termination following the change in control. In addition, the Amended Plan does not provide for tax gross-ups on excise taxes resulting from excess parachute payments.

•	No Dividends or Dividend Equivalents on Unearned Performance-Based Awards: Dividends and dividend equivalents may not be paid on any unearned performance-based award under the Amended Plan.

[1]

Weighted Average Common Stock Outstanding includes Class A and Class B-1 shares but excludes Class B-2 shares. The rights of the holders of Class B-2 common stock differ from the rights of the holders of Class A common stock and Class B-1 common stock in that holders of Class B-2 common stock only possess the right to vote on the election or removal of the Company’s directors. The Weighted Average Common Stock Outstanding for fiscal 2020 covers the period following our IPO in January 2021. The Weighted Average Common Stock Outstanding disclosed for fiscal 2020 in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 includes Common Series A Units and Common Series B Units that were outstanding prior to our IPO, which results in a lower Weighted Average than provided herein.

Summary of the Amended Plan

The following description of the Amended Plan is not intended to be complete and is qualified in its entirety by the complete text of the Amended Plan, a copy of which is attached as Appendix A to this proxy statement. Stockholders and potential investors are urged to read the Amended Plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the Amended Plan.

Administration

The Amended Plan is administered by the compensation committee of the board of directors of the Company, or such other committee designated by our board of directors to administer the Amended Plan, which we refer to herein as the Administrator. The Administrator has broad authority, subject to the provisions of the Amended Plan, to administer and interpret the Amended Plan and Awards granted thereunder. All decisions and actions of the Administrator are final and binding. To the maximum extent permissible under applicable law, the compensation committee may also delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers of the Company, provided the delegating resolutions shall specify the total number of shares of Common Stock such subcommittee may award, and no such subcommittee shall designate any officer or non-employee director of the Company as a recipient of any Awards.

Stock Subject to the Amended Plan

The maximum number of shares of Common Stock that may be issued under the Amended Plan will not exceed 43,771,641 (which represents 28,271,641 shares of Common Stock originally approved for issuance under the 2021 Plan and an additional 15,500,000 shares under the Amendment, if approved by the stockholders), subject to certain adjustments in the event of a change in our capitalization. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options granted under the Amended Plan will not exceed 43,771,641.

Shares of Common Stock issued under the Amended Plan may be either authorized and unissued shares or previously issued shares acquired by us. On termination or expiration of an Award under the Amended Plan, in whole or in part, the number of shares of Common Stock subject to such Award but not issued thereunder or that are otherwise forfeited back to Petco will again become available for grant under the Amended Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price or tax withholding obligation of an Award and shares subject to Awards that otherwise do not result in the issuance of shares in connection with the payment or settlement of the Award will again become available for grant under the Amended Plan.

Limits on Non-Employee Director Compensation

Under the Amended Plan, the aggregate dollar value of all cash and equity-based compensation (based on the grant date fair market value for equity awards, and whether granted under the Amended Plan or otherwise) to our non-employee directors for services in such capacity shall not exceed $800,000 during any calendar year. However, during the calendar year in which a non-employee director first joins our board of directors or during any calendar year in which a non-employee director serves as Chairman or Lead Director, such aggregate limit shall instead be $1,000,000.

Eligibility

Prospective or current members of the board, employees (including executive officers), and other service providers of the Company and its affiliates are eligible to participate in the Amended Plan. As of January 28, 2023, there were approximately 29,000 employees (including 9 executive officers) and 10 non-employee directors who are eligible to be selected to participate in the Amended Plan.

Types of Awards

Stock Options

All stock options granted under the Amended Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the stock option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed 10 years (or five years for grants of incentive stock options to 10% holders), and other terms and conditions. The exercise price for any stock option granted may not be less than the fair market value per share of Common Stock on the grant date (or 110% of such fair market value for grants of incentive stock options to 10% holders). Other than in connection with a change in our capitalization, the Administrator may not, without stockholder approval, reduce the exercise price of a previously awarded stock option, and at any time when the exercise price of a previously awarded stock option is above the fair market value of a share of Common Stock, the Administrator may not, without stockholder approval, cancel and re-grant or exchange such stock option for cash or a new Award with a lower (or no) exercise price. Participants have no voting rights and no rights to receive dividends in respect of stock options until the participant becomes the holder of record of the Common Stock subject to such stock options.

Stock Appreciation Rights

SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the Common Stock at the time of exercise exceeds the exercise price of the SAR. All freestanding SARs shall be granted subject to the same terms and conditions as applicable to stock options, including exercise price and term, as set forth above, and all tandem SARs shall have the same exercise price as the stock option to which they relate. SARs may be settled in Common Stock, cash, restricted stock, or a combination thereof, at the Administrator’s discretion. Participants have no voting rights and no rights to receive dividends in respect of SARs until the participant becomes the holder of record of the Common Stock subject to such SARs.

Restricted Stock and RSUs

Awards of restricted stock are shares of Common Stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or Common Stock to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions. Participants are entitled to receive all dividends and other distributions paid with respect to shares of Common Stock subject to restricted stock awards, unless determined otherwise by the Administrator. Participants are entitled to receive dividend equivalents with respect to shares of Common Stock subject to RSUs only to the extent provided by the Administrator.

Notwithstanding the above, no dividends or dividend equivalents will be paid during the performance period with respect to unearned restricted stock or RSUs that are subject to performance-based vesting criteria until the date the performance-based vesting criteria has been achieved.

Incentive Bonuses

Each incentive bonus represents the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period. The Administrator will establish the performance criteria and level of achievement versus these criteria that will determine the threshold, target, and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. Payment of the amount due under an incentive bonus may be made in cash or Common Stock, as determined by the Administrator.

Other Stock-Based Awards

Other stock-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Common Stock. The Administrator shall determine the terms and conditions of such stock-based awards.

Performance Awards

The Administrator may specify certain performance criteria which must be satisfied before Awards will be granted or will vest. The performance goals may vary from participant to participant, group to group, and period to period. Such Awards may be identified as “Performance Share,” “Performance Equity,” “Performance Unit,” or other such term as chosen by the Administrator.

Transferability

Awards generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each stock option or SAR may be exercisable only by the participant during his or her lifetime.

Adjustments

In the event any change is made to our outstanding Common Stock as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding, then equitable and proportional adjustments will be made to the maximum number and class(es) of securities issuable under the Amended Plan (including pursuant to incentive stock options). The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events. No fractional shares of Common Stock shall be issued or issuable pursuant to such an adjustment.

Change in Control

Upon a change in control, unless otherwise provided in an award agreement or other contract, the Administrator may provide for any or all of the following upon a participant’s termination of employment without cause within 24 months following such change in control: (i) stock options or SARs shall fully vest and become exercisable, (ii) any performance Awards or incentive bonuses shall vest based on target level achievement or actual performance through a date determined by the Administrator, and (iii) any restricted stock, RSUs or other stock-based awards (other than those referenced in subsection (ii)), shall vest. Upon a change in control in which the acquiring company does not assume outstanding Awards or issue substitute awards, then all Awards that are not assumed or substituted for shall be treated as follows, effective immediately prior to the change in control: (A) stock options or SARs shall fully vest and become exercisable, (B) any performance awards or incentive bonuses shall vest based on target level achievement or actual performance through a date determined by the Administrator, as determined by the Administrator, and (C) any restricted stock, RSUs or other stock-based awards (other than those referenced in clause (B)) shall vest. Notwithstanding anything to the contrary, in the event of a change in control, the Administrator may provide for the cancellation and cash settlement of all outstanding Awards.

Clawback/Recoupment

Awards granted under the Amended Plan will be subject to recoupment in accordance with the Company’s clawback policy. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award agreement as the Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any participant and the Company.

Amendment and Termination

Our board of directors has the right to amend, alter, suspend or terminate the Amended Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the Amended Plan or an Award or award agreement may be made that would materially impair the rights of the holder, without such holder’s consent; however, no consent will be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for us, the Amended Plan or such Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

Effective Date and Term

The 2021 Plan originally became effective on January 12, 2021, and the Amendment became effective on April 27, 2023, subject to the approval of the stockholders. No award may be granted under the Amended Plan after January 12, 2031.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax treatment applicable to Petco and the participants who receive Awards under the Amended Plan based on the federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we recommend that all participants to consult their own tax advisor concerning the tax implications of Awards granted under the Amended Plan.

Incentive Stock Options

Options granted under the Amended Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet such requirements. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. Unless there is a “disqualifying disposition”, as described below, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Nonqualified Stock Options

No taxable income is recognized by an optionee upon the grant of a non-qualified stock option. The optionee in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified stock option.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR.

Restricted Stock Awards

A participant who receives unvested shares of Common Stock will not recognize any taxable income at the time those shares are granted but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (a) the fair market value of those shares on the issue date over (b) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time such ordinary income is recognized by the participant.

Restricted Stock Units, Other Stock-Based Awards, Incentive Bonuses

Generally, no taxable income is recognized upon the grant of RSUs, other-stock based awards or incentive bonuses. The participant will recognize ordinary income in the year in which the award is settled in shares or cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the participant will be required to satisfy the tax withholding requirements applicable to the income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued or the cash amount is paid.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer, or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. It is expected that compensation deductions for any covered employee with respect to awards granted under the Amended Plan will be subject to the $1 million annual deduction limitation. The Administrator may grant Awards under the Amended Plan or otherwise that are or may become non-deductible when it believes doing so is in the best interests of Petco and our stockholders.

New Plan Benefits

Petco cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to eligible participants under the Amended Plan because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the Administrator.

Awards Granted Under the 2021 Plan

No awards made under the 2021 Plan prior to the date of the Annual Meeting were granted subject to stockholder approval of the Amendment. The following table sets forth information with respect to Awards that have been granted under the 2021 Plan to the NEOs, the director nominees, recipients of more than 5% of all Awards under the 2021 Plan, and the specified groups set forth below as of April 25, 2023, with PSUs based on achievement of target performance. No associates of any director, executive officer or director nominee have received any Awards under the 2021 Plan.

Name and Position	Stock Options Granted	RSUs, PSUs and Restricted Stock Awards Granted

Ronald Coughlin, Chief Executive Officer	3,063,187	1,827,912

Brian LaRose, Chief Financial Officer	465,746	332,271

Darren MacDonald, Chief Customer Officer	413,311	1,104,328

Justin Tichy, Chief Operating Officer	413,311	711,446

Amy College, Chief Merchandising Officer	576,272	329,623

All current executive officers as a group (9)	6,633,662	5,528,344

All current directors who are not executive officers as a group (10)	—	91,146

Gary Briggs	—	21,249

Nishad Chande	—	—

Mary Sullivan	—	—

All employees excluding executive officers as a group	1,994,954	12,774,970

Approval of the Amendment requires the affirmative vote of at least a majority of the votes cast. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on this Proposal 3. Holders of Class B-2 common stock are not entitled to vote on this Proposal 3. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 3. Abstentions and broker non-votes, if any, are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 3. If the Amendment is approved, we intend to file a registration statement on Form S-8 to register the additional shares of Common Stock reserved for issuance under the 2021 Plan.

FOR

OUR BOARD, UPON RECOMMENDATION OF OUR COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE PETCO HEALTH AND WELLNESS COMPANY, INC. 2021 EQUITY INCENTIVE PLAN.

PROPOSAL 4—APPROVAL OF AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY DELAWARE LAW

Our board of directors has unanimously adopted and declared advisable, and resolved to recommend to the Company’s stockholders that they approve and adopt, an amendment to Article XI of the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) to provide for the elimination of monetary liability of certain officers of the company in certain limited circumstances (the “Proposed Amendment”). The current exculpation protections available to the directors remain unchanged as a result of the Proposed Amendment. The following description is a summary only and is qualified in its entirety by reference to Appendix B to this proxy statement, which marks those changes specifically (additions to the Certificate are indicated by double underlining).

Purpose and Effect of the Proposed Amendment

Pursuant to and consistent with Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”), Article XI of the Certificate already eliminates the monetary liability of directors for breaches of the duty of care to the extent permitted by the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit Delaware corporations to include in their certificates of incorporation limitations of monetary liability for certain officers. Consistent with Section 102(b)(7) of the DGCL, the Proposed Amendment would only permit limiting the liability of certain officers of the Company for breaches of the fiduciary duty of care for direct claims. Like the provision limiting the liability of directors, the Proposed Amendment does not permit the elimination of liability of certain officers for:

•	any breach of the duty of loyalty to the Company or its stockholders;

•	any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or

•	any transaction from which the officer derived an improper personal benefit.

In addition, the Proposed Amendment does not permit the limitation of liability of certain officers of the Company in any derivative action. The officers that would be exculpated are: (i) the Company’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) individuals who are or were identified in our public filings as the most highly compensated officers of the Company; and (iii) individuals who, by written agreement with the Company, consented to be identified as officers for purposes of accepting service of process.

Our board of directors believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by DGCL, in order to better position the Company to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. Aligning the protections available to our officers with those available to our directors to the extent such protections are available under the DGCL would empower officers to exercise their business judgment in furtherance of stockholder interests without the potential for distraction posed by the risk of personal liability.

Taking into account the narrow class and type of claims for which officers would be exculpated, and the benefits our board of directors believes would accrue to the company and its stockholders—enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits—our board of directors determined that the Proposed Amendment is in the best interests of the Company and its stockholders.

Effectiveness and Vote Required

The Company’s officers will receive the protections from liability afforded by the Proposed Amendment effective upon the Company filing the Certificate of Amendment setting forth the Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Proposed Amendment. Our board of directors reserves the right to elect to abandon the Proposed Amendment at any time before it becomes effective even if it is approved by the stockholders. If our stockholders do not approve the Proposed Amendment, Article XI will remain unchanged, our officers will not be entitled to exculpation under the DGCL, and a Certificate of Amendment setting forth the Proposed Amendment will not be filed with the Delaware Secretary of State.

Approval of the Proposed Amendment requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Class A common stock and Class B-1 common stock, voting together. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on this Proposal 4. Holders of Class B-2 common stock are not entitled to vote on this Proposal 4. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 4. Abstentions and broker non-votes, if any, will have the effect of a vote against the Proposed Amendment.

FOR

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY DELAWARE LAW.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the 2022 and 2021 fiscal years.

(in millions)	Fiscal 2022	Fiscal 2021

Audit Fees (1)	$3.2	$3.2

Audit-Related Fees (2)	$0.8	0.4

Tax Fees	—	—

All Other Fees	—	—

Total	$4.0	$3.6

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees include professional services in connection with a pre-implementation assessment of a new ERP platform.

Pre-Approval of Audit and Non-Audit Services Policy

The audit committee adopted a policy for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The audit committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The audit committee has delegated authority to the chair of the audit committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services, or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees identified in the table above were approved pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT*

The audit committee has reviewed and discussed our audited financial statements with management and Ernst & Young LLP, and has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the PCAOB and SEC. Additionally, the audit committee has received the written disclosures and the letter from Ernst & Young LLP, as required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. Based upon such review and discussion, the audit committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the SEC.

Audit Committee of the Board of Directors,

Sabrina Simmons (Chair)

Gary Briggs

R. Michael Mohan

*

This report of the audit committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, pursuant to authority granted to it by the board, is directly responsible for the appointment, compensation, retention, and oversight of Petco’s independent registered public accounting firm. In accordance with its charter, the audit committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence at least annually.

Our audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since July 17, 2020. The members of the audit committee and the board believe that the continued retention of Ernst & Young LLP as Petco’s independent registered public accounting firm is in the best interests of Petco and its stockholders. Our board of directors and audit committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The appointment of Ernst & Young LLP is accordingly being submitted for ratification by our stockholders as a matter of good corporate practice. If the stockholders fail to ratify this appointment, our board of directors and audit committee may reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2024 requires the affirmative vote of a majority of the votes cast. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 5. Holders of Class B-2 common stock are not entitled to vote on this Proposal 5. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 5. Abstentions are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 5. We do not expect there to be any broker non-votes with respect to this Proposal; regardless, they would have had no effect as they are not considered “votes cast” on this Proposal 5.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR

OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 3, 2024.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our board of directors adopted a written policy regarding the review, approval, ratification, or disapproval by our audit committee of transactions between us or any of our subsidiaries and any related person (defined to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect material interest. In approving or rejecting any such transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification, or disapproval of the transaction.

Other than the transactions described below under “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

Promissory Note

Scooby LP holds a promissory note issued by Petco Animal Supplies, Inc. (“Petco Animal Supplies”) with an initial principal amount of $3.5 million in connection with the acquisition by Petco Animal Supplies of an online pet healthcare service on March 22, 2017. Half of this promissory note was redeemed effective as of March 25, 2019, and the remaining half of the promissory note, equal to approximately $1.9 million, remained outstanding as of January 28, 2023.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with our Principal Stockholder. The agreement contains provisions that require us to register, under the federal securities laws, the offer and resale of shares of our Class A common stock held by our Principal Stockholder upon demand thereof. The agreement grants our Principal Stockholder the opportunity to include its shares in any registration statement filed by us in connection with a public offering of our equity securities (customarily known as “piggyback rights”). These registration rights are subject to certain conditions and limitations. We are generally obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Stockholder’s Agreement

In connection with the completion of our initial public offering, we entered into a stockholder’s agreement with our Principal Stockholder. The stockholder’s agreement gives our Principal Stockholder the right to designate a certain number of nominees for election to our board of directors and certain committee nomination and observer rights so long as our Principal Stockholder does not sell below, or beneficially owns (directly or indirectly), as applicable, a specified percentage of our outstanding Class A common stock and Class B-1 common stock. For additional information, please see “—Composition of the Board of Directors” above.

Additionally, the stockholder’s agreement provides that we will not take certain significant actions specified therein without the prior written consent of our Principal Stockholder as long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) beneficially owns (directly or indirectly) at least 25% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications, and similar transactions). Such specified actions include:

•	liquidation, dissolution, or winding up of our Company;

•	any material change in the nature of the business or operations of our Company and our subsidiaries, taken as a whole, as of the date of the stockholder’s agreement;

•	hiring or terminating our CEO and his or her successors and, so long as our Principal Stockholder beneficially owns (directly or indirectly) at least 50% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications, and similar transactions), hiring or terminating any other executive officer of our company and his or her successor;

•	any mergers or other transaction that, if consummated, would constitute a “change in control” (as defined in the stockholder’s agreement) or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a “change in control”;

•	entering into any agreement providing for the acquisition or divestiture of assets or persons, in each such case, involving consideration payable or receivable by our Company or any of our subsidiaries in excess of a specified monetary threshold in a 12-month period;

•	any incurrence by us or any of our subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another person), other than indebtedness incurred under an existing and previously approved revolving credit facility, in excess of a specified monetary threshold in a 12-month period or that would result in our company’s total net leverage ratio exceeding 4:00:1:00;

•	any issuance or series of related issuances of equity securities by us or our subsidiaries, other than grants of equity securities under any equity compensation plan (including an employee stock purchase plan) approved by our board of directors or a committee thereof;

•	any payment or declaration of any dividend or other distribution of any shares of Class A Common Stock or Class B-1 Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend of shares of Class A Common Stock or Class B-1 Common Stock;
•	any increase or decrease in the size of our board of directors or the committees of our board; and

•	amendments to, or modification or repeal of, organizational documents (such as our second amended and restated certificate of incorporation (“certificate of incorporation”) and bylaws or equivalent organizational documents of our subsidiaries) that adversely affect any of our Principal Stockholder, CVC or CPP Investments, or their respective affiliates.

Note Purchase Agreement

In connection with our initial public offering, our Principal Stockholder entered into a Note Purchase Agreement (the “Note Purchase Agreement”), dated January 19, 2021, with (i) CVC B-2 SPV, LLC, as guarantor, and 9314601 B-2 SPV, LLC, as guarantor (collectively, the “Guarantors”), (ii) U.S. Bank National Association, as the notes agent and calculation agent, and (iii) certain noteholders party thereto. Pursuant to the Note Purchase Agreement, $450 million in aggregate principal amount of Senior Secured Floating Rate Notes (the “Notes”) were issued. The Notes are secured by a pledge of all existing and after-acquired assets of our Principal Stockholder and the Guarantors, including shares of our Class A and Class B-1 common stock held by our Principal Stockholder and shares of our Class B-2 common stock held by the Guarantors, as further set forth in a Pledge and Security Agreement, dated January 19, 2021, by and among our Principal Stockholder, the Guarantors and U.S. Bank National Association, as the notes agent (the “Pledge and Security Agreement”). The Notes will be repaid and the pledge securing the Notes will be eliminated once our Principal Stockholder has sold such shares in amounts sufficient to repay the outstanding amount thereof, taking into account any such proceeds retained by our Principal Stockholder. As of May 2023, the Notes remain outstanding.

Secondary Offering

In May 2021 we conducted an underwritten secondary public offering of our Class A common stock (the “Secondary Offering”). Our Sponsors, through their indirect ownership of our Principal Stockholder, sold 25,300,000 shares of Class A common stock in connection with the Secondary Offering, resulting in total aggregate proceeds to the Sponsors of $585,948,000. In addition, certain of our executive officers indirectly received proceeds as a result of these sales because they are entitled to distributions as holders of Common Series B Units of Scooby LP.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of April 25, 2023 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	our directors and director nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of June 24, 2023 (60 days after April 25, 2023) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after June 24, 2023 and any RSUs vesting/settling, as applicable, on or before June 24, 2023 that may be payable in cash or shares at Petco’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The percentage ownership information shown in the following table is based on 228,997,158 shares of our Class A common stock, 37,790,781 shares of our Class B-1 common stock and 37,790,781 shares of our Class B-2 common stock outstanding as of April 25, 2023. The rights of the holders of our Class A common stock and our Class B-1 common stock are identical in all respects, except that our Class B-1 common stock does not vote on the election or removal of directors. The rights of the holders of our Class B-2 common stock differ from the rights of the holders of our Class A common stock and Class B-1 common stock in that holders of our Class B-2 common stock only possess the right to vote on the election or removal of directors.

	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number	%	Number	%	Number	%

Certain Stockholders

Scooby Aggregator, LP (2)(3)(4)	145,924,140	63.7%	37,790,781	100.0%	—	—%	68.9%	54.7%

CVC B-2 SPV, LLC (3)(5)	—	—	—	—	19,273,298	51.0	—	7.2%

9314601 B-2 SPV, LLC (6)	—	—	—	—	18,517,483	49.0	—	6.9%

Directors and Named Executive Officers

Ronald Coughlin, Jr. (7)(8)(9)	598,893	*	—	—	—	—	*	*

Amy College (8)(9)	100,474	*					*	*

Brian LaRose (8)(9)(10)	112,102	*	—	—	—	—	*	*

Darren MacDonald (8)(9)	297,217	*	—	—	—	—	*	*

Justin Tichy (8)(9)	95,569	*	—	—	—	—	*	*

Maximilian Biagosch	—	—	—	—	—	—	—	—

Cameron Breitner	—	—	—	—	—	—	—	—

Gary Briggs (9)	21,249	*	—	—	—	—	*	*

Nishad Chande	—	—	—	—	—	—	—	—

	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number	%	Number	%	Number	%

Christy Lake (9)	21,249	*	—	—	—	—	*	*

R. Michael Mohan (9)	17,082	—	—	—	—	—	—	—

Jennifer Pereira	—	—	—	—	—	—	—	—

Sabrina Simmons (9)	29,583	*	—	—	—	—	*	*

Christopher J. Stadler	—	—	—	—	—	—	—	—

Mary Sullivan	—	—	—	—	—	—	—	—

All Directors and Executive Officers as a group (19 persons) (9)(10)	1,617,426	*	—	—	—	—	*	*

*	Represents holdings of less than 1% of any class of our common stock.

(1)	Does not include shares of our Class B-2 common stock, which represent only the right to vote on the election or removal of our directors.

(2)

Represents shares of our Class A and Class B-1 common stock directly held by our Principal Stockholder. The general partner of our Principal Stockholder is Scooby Aggregator GP, LLC, a member managed limited liability company whose sole member is Scooby LP. The general partner of Scooby LP is Scooby GP LLC, a member-managed limited liability company whose sole members are CVC Pet LP and CPP Investments. Both CVC Pet LP and CPP Investments have material consent rights with respect to the actions of Scooby GP LLC. Each share of Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of shares of Class B-2 common stock to us. As described above under “—Related Person Transactions—Note Purchase Agreement,” our Principal Stockholder entered into a Note Purchase Agreement (as defined above), pursuant to which the Notes (as defined above) were issued. The Notes are secured by a pledge of all existing and after-acquired assets of our Principal Stockholder and the Guarantors (as defined above), including shares of our Class A and Class B-1 common stock held by our Principal Stockholder and shares of our Class B-2 common stock held by the Guarantors, as further set forth in the Pledge and Security Agreement (as defined above). The Notes will be repaid and the pledge securing the Notes will be eliminated once our Principal Stockholder has sold shares in amounts sufficient to repay the outstanding amount thereof, taking into account any such proceeds retained by our Principal Stockholder.

(3)

Investment and voting power with regard to shares directly held by CVC Pet LP rests with the board of directors of its general partner, CVC Scooby Jersey GP Limited. Certain investment funds managed by CVC Capital Partners VI Limited wholly own CVC Scooby Jersey GP Limited, and investment and voting power with regard to the shares held by such funds rests with the board of directors of CVC Capital Partners VI Limited, which board consists of Carl Hansen, Victoria Cabot, John Maxey, and Jon Wrigley, each of whose address is c/o CVC Capital Partners VI Limited, 27 Esplanade, St Helier, Jersey JE1 1SG, Channel Islands. Each of these individuals may be deemed to indirectly share voting and/or investment power over the shares held of record by our Principal Stockholder. The approval of a majority of such directors is required to make any investment or voting decision with regard to any shares beneficially owned by CVC Pet LP, and as such, each such individual disclaims beneficial ownership of such shares.

(4)

Investment and voting power with regard to shares indirectly beneficially held by CPP Investments (through our Principal Stockholder) rests with Canada Pension Plan Investment Board (“CPPIB”). John Graham is the President and Chief Executive Officer of CPPIB and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of our common stock beneficially owned by CPPIB. Mr. Graham disclaims beneficial ownership over any such shares. The address of CPPIB is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.

(5)	Represents shares of our Class B-2 common stock directly held by CVC B-2 SPV, LLC, a wholly owned subsidiary of CVC Pet LP.

(6)

Represents shares of our Class B-2 common stock directly held by 9314601 B-2 SPV, LLC, a wholly owned indirect subsidiary of Richard Hamm, who is unaffiliated with CPPIB. 9314601 B-2 SPV, LLC has agreed not to vote or transfer any shares of Class B-2 common stock held by it or such subsidiary except as directed by CPPIB, and accordingly, CPPIB may be deemed to beneficially own such shares held by 9314601 B-2 SPV, LLC or such subsidiary for purposes of Section 13(d) of the Exchange Act. See footnote (4) above for information regarding CPPIB.

(7)

Includes 1,200 shares of Class A common stock that are held in accounts for Mr. Coughlin’s children, and Mr. Coughlin is the custodian of the accounts. Mr. Coughlin disclaims beneficial ownership of the shares held in the custodial accounts.

(8)

Includes beneficial ownership of the following number of shares for which the following persons hold options exercisable on or within 60 days of April 25, 2023: Mr. Coughlin, 181,318; Ms. College, 68,516; Ms. Eskenazi, 60,241; Mr. Heffelfinger, 36,630; Mr. LaRose, 60,241; Mr. MacDonald, 41,926; Ms. Nauman, 50,403; Mr. Tichy, 41,926; Mr. Zavada, 41,043; and all executive officers as a group, 582,244.

(9)

Includes beneficial ownership of the following number of shares through the vesting/settlement of RSUs payable in shares on or within 60 days of April 25, 2023: Mr. Briggs, 9,915; Ms. Lake, 9,915; Mr. Mohan, 9,915; Ms. Simmons, 9,915; Mr. Coughlin, 68,613; Ms. College, 20,215; Ms. Eskenazi, 18,793; Mr. Heffelfinger, 9,107; Mr. LaRose, 18,793; Mr. MacDonald, 14,239; Ms. Nauman, 14,757; Mr. Tichy, 14,239; Mr. Zavada, 13,384; and all executive officers as a group, 192,140.

(10)	Includes 3,000 shares of Class A common stock that are owned by Mr. LaRose’s spouse.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. The Company files certain Section 16(a) reports on behalf of the directors and executive officers, and directors, executive officers, and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms that are filed on their behalf. Based solely on a review of copies of these reports furnished to us or written representations that no

Form 5 was required, we believe that during the fiscal year ended January 28, 2023, all required reports were filed on behalf of our directors and executive officers on a timely basis, other than the filing of one Form 4 reporting a transaction for Darren MacDonald relating to the withholding of Class A common stock in satisfaction of Mr. MacDonald’s tax liability as a result of the grant of fully vested shares of Class A common stock, which was required to be amended to correct the number of shares withheld for such purpose.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting to be held on Thursday, June 22, 2023 at 12:00 p.m., Pacific Time, or at any adjournments or postponements thereof.

1. Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting will be held online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2023. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications, and allows the participants to attend the Annual Meeting safely and conveniently from any location at no additional cost. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting.

2. What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the three director nominees named in the proxy statement as Class III directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement, or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (Proposal 2);

3.	To approve the First Amendment to the Company’s 2021 Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance under the plan (Proposal 3);

4.	To approve the Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law (Proposal 4); and

5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024 (Proposal 5).

Additionally, stockholders are entitled to vote (in accordance with the rights described in Question 3 below) on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3. Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on April 25, 2023, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our certificate of incorporation, holders of our (i) Class A common stock are entitled to one vote on all matters submitted to a vote of stockholders, (ii) Class B-1 common stock have the same rights as our Class A common stock, except that such holders of our Class B-1 common stock are not entitled to vote in the election or removal of directors, and (iii) Class B-2 common stock only have the right to vote in the election or removal of directors. Accordingly:

•	Holders of Class A common stock are entitled to vote on all proposals that will be addressed at the Annual Meeting (Proposals 1-5).

•	Holders of Class B-1 common stock are entitled to vote only on Proposals 2-5.

•	Holders of Class B-2 common stock are entitled to vote only on Proposal 1.

As of April 25, 2023, there were 228,997,158 shares of our Class A common stock issued and outstanding, 37,790,781 shares of our Class B-1 common stock issued and outstanding, and 37,790,781 shares of our Class B-2 common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on any matter on which the applicable class of common stock is entitled to vote. Pursuant to our certificate of incorporation, holders of Class A, Class B-1, and Class B-2 common stock are not entitled to cumulative voting.

4. How can I participate in, and vote at, the Annual Meeting online?

To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/WOOF2023, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website.

If your shares are held in street name and your Notice or voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin at 12:00 p.m. Pacific Time on Thursday, June 22, 2023. Online check-in will begin at approximately 11:30 a.m. Pacific Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, a technical assistance phone number will be made available on the virtual meeting registration page approximately 15 minutes prior to the start of the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Stockholders may submit questions during the Annual Meeting on the Annual Meeting website. More information regarding the question-and-answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website.

5. How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that stockholders vote: “FOR ALL” with respect to the director nominees named in Proposal 1; “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2); “FOR” the approval of the First Amendment to our 2021 Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance under the plan (Proposal 3); “FOR” the approval of the Amendment to our Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law (Proposal 4); and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024 (Proposal 5).

6. How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the common stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy.

7. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice and/or proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice and/or proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

8. What is a proxy card?

The proxy card enables you to appoint Ronald Coughlin, Jr., Brian LaRose, and Ilene Eskenazi as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9. If I am a stockholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

•	by mail, by completing, signing, and dating your proxy card (if applicable);

•	online at www.proxyvote.com; or

•	by telephone, at 1-800-690-6903.

During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/WOOF2023.

10. If I am a beneficial owner of shares held in street name, how do I vote?

Beneficial owners should check their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting.

11. Will my shares be voted if I do not provide my proxy? What are broker non-votes?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm, bank, broker-dealer, or other similar organization in their discretion on behalf of clients who have not furnished voting instructions. Specifically, in such circumstances, brokerage firms, banks, broker-dealers, and other nominees generally have the authority (but are not required) to vote shares not voted by customers on certain “routine” matters. Because the ratification of an independent registered public accounting firm (Proposal 5) is the only matter that is expected to be considered “routine” at the Annual Meeting, your shares may only be voted by your brokerage firm, bank, broker-dealer, or other nominee for the ratification of our independent registered public accounting firm in their discretion on behalf of clients who have not furnished voting instructions. We expect that there should be no broker non-votes (as described below) with respect to Proposal 5.

Brokerage firms, banks, broker-dealers, and other nominees are prohibited from exercising discretionary authority on non-routine matters. Each of the election of directors (Proposal 1), say-on-pay vote (Proposal 2), vote to approve the amendment to our equity incentive plan (Proposal 3), and vote to approve the amendment to our second amended and restated certificate of incorporation to limit the liability of certain officers as permitted by Delaware law (Proposal 4) is expected to be considered a non-routine matter, and, therefore, brokerage firms, banks, broker-dealers, and other nominees cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting for which you are entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

12. What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nominees who receive the highest number of shares voted “For” his or her election are elected. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on the election of directors (Proposal 1).

A “withhold” vote against a director and broker non-votes will have no direct effect on his or her election. However, our board also adopted a resignation policy. Under the resignation policy, any director who receives a greater number of votes “withheld” for his or her election than “for” such election must promptly tender his or her resignation offer to the nominating and corporate governance committee. The nominating and corporate governance committee will recommend to our board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the nominating and corporate governance committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the nominating and corporate governance committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation offer will not participate in the proceedings of either the nominating and corporate governance committee or our board with respect to his or her own resignation offer.

13. What vote is required for other proposals?

Approvals of Proposals 2, 3, and 5 require the affirmative vote of at least a majority of the votes cast. Abstentions and broker non-votes, if any, are not considered “votes cast” and will have no effect on the outcome of Proposals 2, 3 and 5. Because broker discretionary voting is permitted with respect to Proposal 5 (although they are not required to exercise it), there should be no broker non-votes with respect to such Proposal; regardless, they would have no effect as they are not considered “votes cast” on such Proposal. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on Proposals 2, 3, and 5.

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Class A common stock and Class B-1 common stock, voting together. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on Proposal 4. Abstentions and broker non-votes, if any, will have the effect of a vote against Proposal 4.

14. Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary at 10850 Via Frontera, San Diego, CA 92127 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank, broker-dealer, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank, or other nominee.

15. What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted: “FOR ALL” each of the director nominees (Proposal 1); “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2); “FOR” the approval of the First Amendment to our 2021 Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance under the plan (Proposal 3); “FOR” the approval of the Amendment to our Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law (Proposal 4); and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024 (Proposal 5).

16. Is my vote kept confidential?

Proxies, ballots, and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

17. Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in the Company’s Current Report on Form 8-K, which the

Company will file with the SEC within four business days following the Annual Meeting.

18. Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone, or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2024 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2024 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on January 13, 2024.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to the Company by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2024 annual meeting of stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on February 23, 2024 and no later than the close of business on March 24, 2024. Nominations and proposals also must satisfy other requirements set forth in the bylaws. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Company’s Secretary no later than April 23, 2024.

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not such day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and, together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of his or her request. If a brokerage firm, bank, broker-dealer, or other nominee holds the shares, the stockholder should contact such bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website at http://www.sec.gov.

We will provide, without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended January 28, 2023, including the financial statements and schedules (the “2022 annual report”). Any requests for copies of information, reports or other filings with the SEC should be directed to us by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of your request. The 2022 annual report and this proxy statement are also available online at ir.petco.com.

Appendix A

PETCO HEALTH AND WELLNESS COMPANY, INC.

2021 EQUITY INCENTIVE PLAN

1. Purpose

The purpose of this Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, officers, non-employee directors and other service providers of Petco Health and Wellness Company, Inc. and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate Participants to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock and Other Stock-Based Awards, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash, Common Stock or a combination thereof, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b) “Act” means the Securities Exchange Act of 1934, as amended.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock Unit, Restricted Stock, Other Stock-Based Award or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions.

(d) “Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” has the meaning set forth in the written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or if there is no such agreement or no such term is defined in such agreement, means a Participant’s Termination of Employment by the Company or an Affiliate by reason of (i) the Participant’s material breach of any agreement between the Participant and the Company or an Affiliate or any policy of the Company of an Affiliate; (ii) the willful failure or refusal by the Participant to substantially perform his or her duties; (iii) the commission or conviction of the Participant of, or the entering of a plea of nolo contendere by the Participant with respect to, (A) a felony or (B) a misdemeanor involving moral turpitude; (iv) the Participant’s gross misconduct that causes harm to the reputation of the Company or (v) the Participant’s inability or failure to competently perform his or her duties in any material respect due to the use of drugs or other illicit substances. A Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to such Participant’s Termination of Employment that grounds for a Termination of Employment for Cause existed at the time of such Termination of Employment, as determined by the Committee in good faith.

(h) “Change in Control” means the occurrence of any one of the following:

(i) any Person, other than any Pre-IPO Affiliate (as defined below), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 2(h)(iii)(A) below;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the Effective Date (as defined below), constitute the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who were either directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation (other than with any Pre-IPO Affiliate), other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) the implementation of a plan of complete liquidation or dissolution of the Company; or

(v) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (A) an entity, at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, or (B) any Pre-IPO Affiliates.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(j) “Committee” means the Compensation Committee of the Board (or any successor committee) or such other committee as designated by the Board to administer the Plan under Section 6.

(k) “Common Stock” means the Class A common stock of the Company, $0.001 par value per share, or such other class or kind of shares or other securities as may be applicable under Section 16.

(l) “Company” means Petco Health and Wellness Company, Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.

(m) “Disability” has the meaning set forth in a written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or if there is no such agreement or no such term is defined in such agreement, means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of a Participant that would entitle him or her to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees as then in effect; or in the event that a Participant is not covered, for whatever reason under the Company’s long-term disability insurance policy or plan for employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Participants shall submit to an examination by such physician upon request by the Committee.

(n) “Dividend Equivalent” mean an amount payable in cash or Common Stock, as determined by the Committee, equal to the dividends that would have been paid to the Participant if the share of Common Stock with respect to which the Dividend Equivalent relates had been owned by the Participant.

(o) “Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4.

(p) “Eligible Person” any current or prospective employee, officer, non-employee director or other service provider of the Company or any of its Subsidiaries; provided however that Incentive Stock Options may only be granted to employees of the Company or any of its “subsidiary corporations” within the meaning of Section 424 of the Code.

(q) “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(r) “Incentive Bonus” means a bonus opportunity awarded under Section 12 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period as specified in the Award Agreement.

(s) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(v) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 11.

(w) “Participant” means any Eligible Person to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(x) “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 14(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y) “Pre-IPO Affiliates” Scooby Aggregator LP, CVC Pet LP, Scooby LP, the Canada Pension Plan Investment Board, 9314601 B-2 SPV, LLC, their respective Controlled Affiliates, and any entity in which any such entity has a substantial direct or indirect equity interest, as determined by the Committee from time to time; provided, however, that the term Pre-IPO Affiliate shall not include CVC Pet LP and its Controlled Affiliates or the Canada Pension Plan Investment Board and its Controlled Affiliates, in each case, after they no longer directly or indirectly own or control at least 10% of the outstanding stock of the Company. For purposes of this definition, “Controlled Affiliates” means any Person referred to in the preceding sentence that, directly or indirectly, through one or more intermediaries, is controlling, controlled by, or under common control with, such other Person.

(z) “Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(aa) “Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(bb) “Separation from Service” or “Separates from Service” means a Termination of Employment that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(cc) “Stock Appreciation Right” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(dd) “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(ee) “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ff) “Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company and its Subsidiaries, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition from employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider, and (v) the Committee may determine that a transition from employment with the Company or a Subsidiary to service to the Company or a Subsidiary other than as an employee shall constitute a “Termination of Employment”. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs or engages a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding.

3. Eligibility

Any Eligible Person is eligible for selection by the Committee to receive an Award.

4. Effective Date and Termination of Plan

This Plan became effective on January 12, 2021 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the 10th anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to 28,271,641. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 16 shall be subject to adjustment as provided in Section 16. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award. Shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. The aggregate number of shares available for issuance under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under this Plan.

(c) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that, Awards using such available shares (i) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, (ii) shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination, and (iii) shall comply with the requirements of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

(d) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall be equal to 28,271,641, which number shall be calculated and adjusted pursuant to Section 16 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(e) Limits on Non-Employee Director Compensation. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee director shall not exceed $800,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or during any calendar year in which a non-employee director is designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to $1,000,000.

6. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers of the Company, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any officer (within the meaning of Section 16 of the Act) or non-employee director of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the Chief Human Resources Officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including those powers set forth in Section 6(b)(iv) through (ix) and to execute Award Agreements or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any Subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(iii) to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(v) to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(vi) to determine the extent to which adjustments are required pursuant to Section 16;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(viii) to approve corrections in the documentation or administration of any Award; and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of Section 409A of the Code. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (x) a modification of a stock right within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (y) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. § 1.409A-1 (b)(5)(v)(C), or (z) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 20, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment. The Committee or any member thereof may, in its sole and absolute discretion, except as otherwise provided in Section 20, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of, or operation of, any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for as a result of gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7. Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted to Eligible Persons as determined by the Committee at any time and from time to time prior to the termination of the Plan. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock or cash, as applicable, may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Termination of Employment. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Termination of Employment.

(c) Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Sections 10(b), 11(b) or 16 of this Plan or as otherwise provided by the Committee.

8. Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than 10 years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the 30th day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 16), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option, and at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.

(c) No Reload Grants. Options shall not be granted under the Plan in consideration for, and shall not be conditioned upon the delivery of, shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9. Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 16), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right, and at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

(c) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10. Restricted Stock and Restricted Stock Units

(a) Vesting and Performance Criteria. The grant, issuance, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Unit Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.

(b) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or distributions only to the extent provided by the Committee. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to unearned Awards of Restricted Stock or Restricted Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or Restricted Stock Units have been earned.

11. Other Stock-Based Awards

(a) General Terms. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Common Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(b) Dividends and Distributions. Shares underlying Other Cash-Based Awards shall be entitled to dividends or distributions only to the extent provided by the Committee. Notwithstanding anything herein to the contrary, in no event will Dividend Equivalents be paid during the performance period with respect to unearned Other Cash-Based Awards that are subject to performance-based vesting criteria. Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the shares underlying the Other Stock-Based Award have been earned.

12. Incentive Bonuses

(a) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus such criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such achievement, and which criteria may be based on performance conditions.

(b) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee.

(c) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

13. Performance Awards

The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock, Restricted Stock Units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award (any such Award, a “Performance Award”). A Performance Award may be identified as “Performance Share,” “Performance Equity,” “Performance Unit” or other such term as chosen by the Committee.

14. Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Restricted Stock Units, Other Stock-Based Awards or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

15. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

16. Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued or issuable pursuant to such an adjustment.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided in the Award Agreement or another contract, including an employment, offer, services or severance agreement or letter, or under the terms of a transaction constituting a Change in Control, the Committee may provide that any or all of the following shall occur upon a Participant’s Termination of Employment without Cause within 24 months following a Change in Control: (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (ii) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, and (iii) in the case of outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (other than those referenced in subsection (ii)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards or issue substitute Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed, continued or substituted for shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (B) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, as determined by the Committee, and (C) in the case of outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (other than those referenced in subsection (B)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 16(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d) Notwithstanding anything in this Section 16 to the contrary, in the event of a Change in Control, the Committee may provide for the cancellation and cash settlement of all outstanding Awards upon such Change in Control.

(e) Notwithstanding anything in this Section 16 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 16 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

17. Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (a) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (b) a Participant may transfer or assign an Award as a gift to an entity wholly owned by such Participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

18. Compliance with Laws and Regulations

(a) This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined, in its sole and absolute discretion, that such registration is unnecessary.

(b) In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

19. Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may, and/or a Participant shall, make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other Award held by the Participant, or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

20. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan, and the Committee may amend or alter any Award Agreement or other document evidencing an Award made under this Plan; however, except as provided pursuant to the provisions of Section 16, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c) reprice outstanding Options or SARs as described in Sections 8(b) and 9(b);

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) increase the individual maximum limits in Section 5(e); or

(g) otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award without such holder’s consent; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

21. No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, vesting, exercise or settlement of any Award granted hereunder.

22. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of Restricted Stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

25. Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

26. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation and Bylaws (as each may be amended from time to time), as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27. Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

28. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

29. Clawback/Recoupment

Awards granted under this Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.

30. Interpretation

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

FIRST AMENDMENT TO THE

PETCO HEALTH AND WELLNESS COMPANY, INC.

2021 EQUITY INCENTIVE PLAN

WHEREAS, Petco Health and Wellness Company, Inc., a Delaware corporation (the “Company”) maintains the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 20 of the Plan, the Board may amend the Plan to increase the maximum number of shares of Common Stock for which awards may be granted under the Plan, subject to the approval of the stockholders of the Company.

NOW, THEREFORE, pursuant to its authority under Section 20 of the Plan, the Board hereby amends the Plan as follows, effective as of April 27, 2023 (the “Amendment Effective Date”), subject to the approval of the stockholders of the Company:

1.	Section 5(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to 43,771,641. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 16 shall be subject to adjustment as provided in Section 16. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.”

2.	Section 5(d) of the Plan is hereby amended and restated in its entirety to read as follows:

“(d) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall be equal to 43,771,641, which number shall be calculated and adjusted pursuant to Section 16 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.”

3.	This First Amendment shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law

4.

All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan, effective as of the Amendment Effective Date, subject to the approval of the stockholders of the Company.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:
Name:
Title:

SIGNATURE PAGE TO

FIRST AMENDMENT TO THE

PETCO HEALTH AND WELLNESS COMPANY, INC.

2021 EQUITY INCENTIVE PLAN

Appendix B

ARTICLE XI

LIABILITY OF DIRECTORS AND OFFICERS

Section 11.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Section 11.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article XI, or the adoption of any provision inconsistent with this Article XI, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. If the DGCL hereafter is amended to eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the DGCL, as so amended.

B-1

petco

THE HEALTH +
WELLNESS CO.

10850 Via Frontera
San Diego, CA 92127

www.petco.com

SCAN TO VIEW MATERIALS & VOTE

PETCO HEALTH AND WELLNESS COMPANY, INC. 10850 VIA FRONTERA SAN DIEGO, CA 92127	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

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PETCO HEALTH AND WELLNESS COMPANY, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Company Proposals The Board of Directors recommends you vote FOR ALL of the following director nominees:	☐	☐	☐
1. Election of Class III Directors
Nominees:
01) Gary Briggs 02) Nishad Chande 03) Mary Sullivan
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐
3. To approve the First Amendment to the Company’s 2021 Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance under the plan.					☐	☐	☐
4. To approve the Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law.					☐	☐	☐
5. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and 2023 Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

We will be conducting our 2023 Annual Meeting of Stockholders virtually at www.virtualshareholdermeeting.com/WOOF2023.

V17137-P91144

PETCO HEALTH AND WELLNESS COMPANY, INC.

Annual Meeting of Stockholders

June 22, 2023 12:00 PM Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ronald Coughlin, Jr., Brian LaRose and Ilene Eskenazi, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PETCO HEALTH AND WELLNESS COMPANY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM Pacific Time on June 22, 2023, via live audio webcast at www.virtualshareholdermeeting.com/WOOF2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be signed on reverse side